UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Vir Biotechnology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VIR BIOTECHNOLOGY, INC.

499 Illinois Street, Suite 500

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2023

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Vir Biotechnology, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Friday, May 19, 2023, at 11:30 a.m. Pacific Time. Due to the ongoing COVID-19 pandemic and to support the health and well-being of our employees and stockholders, the Annual Meeting will be a completely virtual meeting of the stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2023 where you will be able to listen to the meeting live, submit questions and vote online. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card to attend the Annual Meeting virtually.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect the Board of Directors’ four nominees for director named herein to hold office until the 2026 Annual Meeting of Stockholders.

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2023.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 30, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Sung Lee

Secretary

San Francisco, California

April 7, 2023

Proxy Statement Summary

This summary highlights important information you will find in this proxy statement. As it is only a summary, please review the complete proxy statement before you vote.

Annual Meeting Information

DATE:	Friday, May 19, 2023
TIME:	11:30 a.m. Pacific Time
LOCATION:	Online only at www.virtualshareholdermeeting.com/VIR2023

You will not be able to attend the annual meeting in person.
RECORD DATE:	March 30, 2023

Voting Matters and Vote Recommendation

Voting Matter	Board Recommendation	Page Number for more detail
Proposal 1—Election of Directors	FOR each nominee	7
Proposal 2—Advisory Vote on Executive Compensation	FOR	21
Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	23

Corporate Governance Matters

We are committed to the highest standards of ethics, business integrity and corporate governance, which we believe will ensure that our Company is managed for the long-term benefit of our stockholders. Our governance practices are designed to establish and preserve accountability of the Board of Directors and management, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources and enhance stockholder value. Please see “Information Regarding the Board of Directors and Corporate Governance” for more information.

Our commitment to good corporate governance is illustrated by the following practices:

●	Board independence (9 out of 11 directors are independent)

●	Independent Board Chair

●	Independent directors regularly meet in executive sessions without management present

●	100% independent Audit, Compensation and Nominating & Governance Committees

●	Board refreshment practices

●	Annual Board and committee self-assessments

●	Strong corporate governance guidelines and policies

●	Board diversity (female and minority directors comprise 45% of our current Board)

●	Stock ownership guidelines for directors and executive management

●	Well-established Board strategic and risk oversight function

ESG Statement

We aspire to create a world without infectious disease. Guided by science, we relentlessly build on our immunologic expertise and technologies in pursuit of transformative medicines for infectious diseases. Our innovations stem from courage and bold ideas. We approach each day with a sense of optimism and humility, recognizing that our strength resides in the diversity of our journeys and the opportunity to learn from each other.

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Our commitment to Environmental, Social, Governance (ESG) is deeply embedded in our culture and is based on humanitarian principles and practices. We are acutely aware of our interconnectedness, and we take responsibility for doing our part to reduce our impact on the environment, to foster a diverse and inclusive workforce and to uphold the highest legal, economic and ethical standards.

●	Environment: We recognize the emerging trends of climate change and are dedicated to evaluating practices that reduce our environmental impact, such as recycling, reducing waste and saving energy.

●

Social: We fiercely value diversity of thought and are passionately committed to maintaining a diverse and inclusive culture that extends to our employees, patients, communities and collaborators around the world.

●	Governance: We adhere to strong governance practices and hold ourselves accountable to our high ethical standards. We uphold responsible business practices.

Our Director Nominees

Proposal 1 — Election of Directors

Each Class I director nominee is listed below, and you can find additional information in the section titled “Proposal 1—Election of Directors” beginning on page 7.

Name	Age	Director Since	Board Committees
Robert More	55	2016	Compensation (Chair) and Audit
Janet Napolitano	65	2020	Compensation and Nominating and Corporate Governance
Vicki Sato, Ph.D.	74	2016	Nominating and Corporate Governance and Science and Technology
Elliott Sigal, M.D., Ph.D.	71	2020	Compensation and Science and Technology

Executive Compensation Matters

Proposal 2 – Advisory Vote on Executive Compensation

The Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this proxy statement (the “say-on-pay” vote). Detailed information about the compensation paid and awarded to our named executive officers can be found beginning on page 21.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Highlights of our executive compensation best practices follow.

What We Do	What We Don’t Do

Compensation Committee of Independent Directors	No Guaranteed Compensation

Risk Analysis	No Hedging or Pledging our Common Stock

Multi-Year Vesting	No Tax Reimbursement Payments

Annual Compensation Review	No Special Health or Welfare Benefits and Limited Perquisites

Double-Trigger Change-in-Control	No Special Retirement Benefits

Clawback Policy and Equity Ownership Guidelines

Independent Compensation Consultant

Our Auditors

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. Detailed information about this proposal can be found beginning on page 23.

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YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by the Internet or telephone, please refer to your proxy card or Notice of Internet Availability of Proxy Materials. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

VIR BIOTECHNOLOGY, INC.

499 Illinois Street, Suite 500

San Francisco, California 94158

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2023

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Vir Biotechnology, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Vir”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting will be held virtually on Friday, May 19, 2023, at 11:30 a.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2023 where you will be able to listen to the meeting live, submit questions and vote online. You will need the 16-digit control number included on your Notice or proxy card in order to be able to vote your shares or submit questions via the Internet during the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on April 7, 2023, to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 18, 2023.

Why are we holding a virtual Annual Meeting?

This year we are using a virtual format for our Annual Meeting, which will be conducted via live audio webcast, and online stockholder tools. Due to the ongoing public health impact of the COVID-19 pandemic, we believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world without person-to-person contact, at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us during the Annual Meeting so they can ask questions of the Board of Directors or management. During the Annual Meeting, we may answer questions submitted during the Annual Meeting, to the extent relevant to the business of the Annual Meeting, as time permits.

What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/VIR2023. To participate in the Annual

Meeting, you will need the 16-digit control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 11:30 a.m. Pacific Time on May 19, 2023. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 11:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 30, 2023, will be entitled to vote at the Annual Meeting. On this record date, there were 133,930,936 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting. If you would like to view the list, please contact our Secretary to make arrangements by calling (415) 906-4324 or writing to him at Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158.

Stockholder of Record: Shares Registered in Your Name

If on March 30, 2023, your shares were registered directly in your name with Vir’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote live online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 30, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares live online during the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of the Board’s four nominees for director named herein to hold office until the 2026 Annual Meeting of Stockholders;

•	Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers; and

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Proposal 3: Ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the Annual Meeting?

The Board recommends that you vote:

•	“FOR” the election of the Board’s four nominees for director named herein to hold office until the 2026 Annual Meeting of Stockholders (Proposal 1);

•	On an advisory basis, “FOR” the compensation of our named executive officers (Proposal 2); and

•

“FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 3).

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” any nominee to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote live online even if you have already voted by proxy.

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To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2023, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website). You will need the 16-digit control number included on your Notice or proxy card in order to be able to vote your shares during the Annual Meeting.

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To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide your 16-digit control number from your Notice or proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time, on May 18, 2023, to be counted.

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To vote through the Internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your Notice with your smartphone. You will be asked to provide your 16-digit control number from your Notice or proxy card. Your Internet vote must be received by 11:59 p.m., Eastern Time, on May 18, 2023, to be counted.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Vir. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 30, 2023.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or live online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange

(“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the four nominees for director as described in Proposal 1, “For” the approval of the compensation of our named executive officers as described in Proposal 2 and “For” the ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023, as described in Proposal 3. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 499 Illinois Street, Suite 500, San Francisco, California 94158.

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You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke your proxy). Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be included in next year’s proxy materials, must be received by our Secretary no later than December 9, 2023, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.

If you wish to submit a proposal (including a director nomination) at next year’s annual meeting that is not to be included in next year’s proxy materials, you must do so between January 20, 2024 and February 19, 2024. You are also advised to review our Amended and Restated Bylaws (“Bylaws”), which contain additional requirements relating to advance notice of stockholder proposals and director nominations, including the requirements of Rule 14a-19 under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 regarding the advisory vote to approve executive compensation, votes “For,” “Against,” abstentions and broker non-votes; and for the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and Proposal 3 and will have the same effect as “Against” votes in each case. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the four nominees receiving the most “For” votes from the holders of shares present by remote communication at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, on an advisory basis, Proposal 2, the advisory vote on the compensation paid to the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares present by remote communication at the Annual Meeting or by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal 3, ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023, must receive “For” votes from the holders of a majority of shares present by remote communication at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if applicable, will have no effect. Brokers generally have discretionary authority to vote on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm, thus we do not expect any broker non-votes on Proposal 3.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present by remote communication at the Annual Meeting or represented by proxy. On the record date, there were 133,930,936 shares outstanding and entitled to vote. Thus, the holders of 66,965,469 shares must be present by remote communication or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote live online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the holders of a majority of shares present by remote communication at the Annual Meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who should I contact if I have any questions?

If you have any questions or require any assistance with voting your shares, please contact the bank, broker or other agent holding your shares, or our Investor Relations department at (415) 915-4228 or at ir@vir.bio.

Who do I contact if I experience technical difficulties trying to access or during the Annual Meeting?

If you have technical difficulties when accessing the Annual Meeting, there will be technicians available to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors currently consists of 11 members. There are four directors in Class I, whose term of office expires at the Annual Meeting: Robert More, Janet Napolitano, Vicki Sato, Ph.D., and Elliott Sigal, M.D., Ph.D. Mr. More and Dr. Sato were previously elected to the Board by our stockholders. In connection with the increase in the size of the Board from 9 to 10 members in July 2020, Dr. Sigal was appointed to the Board by the other then-serving directors. In connection with a newly created vacancy on the Board, following the resignation of a director, in August 2020, Ms. Napolitano was appointed to the Board by the other then-serving directors. Mr. More, Ms. Napolitano, Dr. Sato and Dr. Sigal have been nominated for re-election at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Mr. More, Ms. Napolitano, Dr. Sato and Dr. Sigal are each current directors and were each recommended for election to the Board as Class I directors at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2026 Annual Meeting of Stockholders, and until their successor is duly elected and qualified, or until their earlier death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. Five of the then-serving directors attended the Company’s 2022 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present by remote communication at the Annual Meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the four nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the four nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by the Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board of Directors. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

The following is a brief biography of each nominee, each director whose term will continue after the Annual Meeting and each of our executive officers.

Nominees for Election for a Three-Year Term Expiring at the 2026 Annual Meeting

Robert More, 55, has served as a member of the Board of Directors since September 2016. Since October 2016, Mr. More has served as Managing Director of Alta Partners, a venture capital firm. From July 2013 to May 2015, Mr. More served as Senior Advisor for the Bill & Melinda Gates Foundation, a private foundation that supports initiatives in education, world health and reducing poverty, and led its Global Health Venture Initiative. He served as a General Partner of venture capital firms Frazier Healthcare Ventures and Domain Associates from September 2008 to June 2013 and from June 1996 to July

2008, respectively. Mr. More has served on the board of directors of Tyra Biosciences, Inc., a U.S. publicly traded biotechnology company, since 2018. He also currently serves on the boards of directors of the following private biotechnology companies: Affinivax, Inc., eGenesis, Qihan Biotech and Sirenas, LLC, and as an advisor for LiquiGlide, Inc., a private biotechnology company. Mr. More previously served on the boards of directors of the following U.S. publicly traded companies: Achaogen, Inc., a biopharmaceutical company, Neothetics Inc., a pharmaceutical company, Glaukos Corporation, a medical technology company, IntraLase Corp., a medical device company acquired by Advanced Medical Optics in 2007, and Sienna Biopharmaceuticals, Inc., a clinical-stage biopharmaceutical company. He also previously served on the boards of directors of the following private life sciences companies: Carticept Medical, Inc., Cartiva, Inc., ESP Pharma, Inc., Proxima Therapeutics, Inc., NovaCardia, Inc., Esprit Pharma, Inc. and Oceana Therapeutics, Inc. Mr. More was a founding member of the board of directors of the Kauffman Fellows Program and previously served on the boards of directors of One Revolution and The Foundation for Innovative New Diagnostics (FIND). Mr. More currently serves on one of the governing boards of the Biotechnology Innovation Organization (BIO). He received his B.S. in Biology from Middlebury College and an M.B.A. from the Darden School of Business Administration at the University of Virginia.

The Nominating and Corporate Governance Committee and Board of Directors believe that Mr. More is qualified to serve on the Board of Directors due to his experience serving on the boards of directors of clinical-stage biotechnology companies, his extensive experience as a director of public companies and his investment experience in the life sciences industry.

Janet Napolitano, 65, has served on the Board of Directors since August 2020. Ms. Napolitano served as President of the University of California from September 2013 until her departure in August 2020. Prior to her time serving as the President of the University of California, she served as the U.S. Secretary of Homeland Security from 2009 to 2013, as Governor of the state of Arizona from 2003 to 2009, as Attorney General of Arizona from 1998 to 2003 and as U.S. Attorney for the District of Arizona from 1993 to 1997. In 2010, Ms. Napolitano was awarded the University of Virginia’s Thomas Jefferson Foundation Medal for law. In 2014, Ms. Napolitano was appointed as a tenured faculty member of the University of California Berkeley’s Goldman School of Public Policy. In 2015, Ms. Napolitano was elected to the American Academy of Arts and Sciences, and in 2017, she was inducted into the American Philosophical Association. Ms. Napolitano currently serves on the Council of the American Law Institute and has served on the board of directors of Zoom Video Communications, Inc., a U.S. publicly traded communications technology company, since November 2020 and the Council on Foreign Relations. Ms. Napolitano holds a B.S. in political science (summa cum laude) from Santa Clara University where she was a Truman Scholar and the university’s first female valedictorian and a J.D. from the University of Virginia School of Law.

The Nominating and Corporate Governance Committee and Board of Directors believe Ms. Napolitano is qualified to serve on the Board of Directors due to her extensive leadership experience in running large research institutions and in numerous elected government positions.

Vicki Sato, Ph.D., 74, has served as Chairman of the Board of Directors since December 2016. She was a professor of management practice at Harvard Business School from September 2006 to July 2017 and was a professor in the Department of Molecular and Cell Biology at Harvard University from July 2005 until October 2015. Previously, she served as President of Vertex Pharmaceuticals, Inc. (“Vertex”), a U.S. publicly traded biotechnology company, which she joined in 1992. Prior to becoming President of Vertex, she was the Chief Scientific Officer and Senior Vice President of Research and Development. Prior to joining Vertex, Dr. Sato served as Vice President of Research at Biogen Inc., a U.S. publicly traded biopharmaceutical company (“Biogen”). Dr. Sato serves on the boards of directors of the following U.S. publicly traded companies: Allogene Therapeutics, Inc., a biotechnology company, and Denali Therapeutics, Inc., a biotechnology company, and previously served on the boards of directors of Bristol Meyers Squibb Company, a global biopharmaceutical company (“BMS”), BorgWarner, Inc., a multinational automotive supplier, Syros Pharmaceutical, a biotechnology company, PerkinElmer, Inc., a life sciences diagnostics, discovery and analytical solutions company, and Akouos, Inc., a precision genetic medicine company. Dr. Sato received her A.B. in Biology from Radcliffe College and her A.M. and Ph.D. in Biology from Harvard University. She conducted her postdoctoral work at both the University of California, Berkeley and Stanford Medical Center.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sato is qualified to serve on the Board of Directors due to her experience as a senior executive and as a director of several life sciences companies, and because of her knowledge of our industry.

Elliott Sigal, M.D., Ph.D., 71, has served on the Board of Directors since July 2020. Dr. Sigal currently serves as a senior advisor to the healthcare team of the life sciences venture firm New Enterprise Associates and consults for select biopharmaceutical companies. Previously, Dr. Sigal served as Chief Scientific Officer and President of Research & Development of BMS from October 2004 until his retirement in June 2013 and served on the board of directors from March 2011 to June 2013. Dr. Sigal joined BMS in 1997 and held positions of increasing responsibility in drug discovery and development and was a member of the executive committee from September 2001 through June 2013. Prior to BMS, he was Vice President of R&D and Chief Executive Officer for the genomics firm Mercator Genetics Inc. Dr. Sigal has served on the boards of directors for Adaptimmune Therapeutics plc, a U.S. publicly traded clinical-stage biopharmaceutical company, since 2014, Surface Oncology, Inc., a U.S. publicly traded immuno-oncology company, since 2018, Affinia Therapeutics Inc., a private preclinical stage gene therapy company, since 2020 and Tessera Therapeutics, a private biotechnology company, since 2021. In addition, Dr. Sigal co-chairs the Scientific Advisory Board for Amgen Inc., a U.S. publicly traded biopharmaceutical company (“Amgen”), and is a member of the Scientific Steering Committee for the Sean Parker Institute for Cancer Immunology. Dr. Sigal previously served as a director of Spark Therapeutics, Inc. and the Mead Johnson Nutrition Company. Dr. Sigal holds B.S., M.S. and Ph.D. degrees in industrial engineering from Purdue University and an M.D. from the University of Chicago. He completed his training in internal medicine and pulmonary medicine at University of California, San Francisco (“UCSF”). He received his research training at the Cardiovascular Research Institute at UCSF, where he served on the faculty of the UCSF Department of Medicine.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sigal is qualified to serve on the Board of Directors due to his extensive experience in the life sciences industry and his extensive leadership experience.

The Board of Directors Recommends

A Vote “For” Each Named Nominee.

Directors Continuing in Office Until the 2024 Annual Meeting

Marianne De Backer, MSc, Ph.D., MBA, 54, has served as our Chief Executive Officer and a member of the Board of Directors since April 2023. From September 2019 to March 2023, Dr. De Backer served as Executive Vice President, Head of Pharmaceuticals Strategy, Business Development and Licensing/Open Innovation, and a member of the Executive Committee for Bayer Pharmaceuticals, a multinational pharmaceutical and biotechnology company. Previously, from 1991 through 2019, she was at Johnson & Johnson, a pharmaceutical company, where she most recently held global Business and Corporate Development roles including the position of Vice President of M&A Operations and Divestitures globally for the Pharmaceuticals Group and head of Infectious Diseases & Vaccines Business Development. Prior to that she led a commercial business unit in Europe as well as drug discovery research in both Europe and the United States. Dr. De Backer currently serves as a non-executive Director on the Board of Directors of the Gladstone Foundation, a nonprofit organization, and Kronos Bio, Inc.*, a U.S. publicly traded biotechnology company. Dr. De Backer previously served on the board of directors of Arrowhead Pharmaceuticals Inc., a U.S. publicly traded biotechnology company, from 2019 until April 2023. Dr. De Backer holds a Master in molecular biology from the Vrije Universiteit Brussels, a Master in engineering and biochemistry and a Ph.D. in biotechnology from the Ghent University, Belgium and an MBA from Erasmus University, Rotterdam.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. De Backer is qualified to serve on the Board of Directors due to her extensive scientific training, business acumen, significant knowledge and experience in the biotechnology, healthcare and pharmaceutical industries and the perspective and experience she brings to the role of Vir’s Chief Executive Officer.

*	On January 21, 2023, Dr. De Backer notified Kronos Bio, Inc. of her decision to resign from the Board of Directors. The effective date of Dr. De Backer’s resignation will be June 23, 2023.

Robert Nelsen, 59, has served as a member of the Board of Directors since April 2016. Mr. Nelsen co-founded ARCH Venture Partners, L.P., a venture capital firm (“ARCH Venture Partners”), in 1986 and has served as a Managing Director since 1994. Mr. Nelsen has served on the boards of directors of Lyell Immunopharma, Inc. since September 2018, Sana Biotechnology, Inc. since October 2018 and Prime Medicine, Inc. since September 2020, each a U.S. publicly traded biotechnology company. Mr. Nelsen has served as the Chairman and as a member of the boards of directors of Hua Medicine, Inc., a drug development company, since April 2010 and Brii Biosciences, Inc., a biotechnology company, since June 2018, each a Hong Kong publicly listed company, and currently serves on the boards of directors of a number of private companies. Mr. Nelsen previously served on the boards of directors of a number of U.S. publicly traded biotechnology companies, including Denali Therapeutics, Inc., from 2015 to June 2022, Karuna Therapeutics, Inc. from 2018 to June 2021, Beam Therapeutics, Inc. from 2017 to May 2021, Unity Biotechnology, Inc. from 2011 to December 2020, Agios Pharmaceuticals, Inc. from 2007 to June 2017, Fate Therapeutics, Inc. from 2007 to June 2014, Syros Pharmaceuticals, Inc.

from 2012 to June 2018, Sage Therapeutics, Inc. from 2013 to March 2016, Juno Therapeutics, Inc. from 2013 to March 2018 (until it was acquired by Celgene Corporation), Bellerophon Therapeutics, Inc. from 2014 to November 2015, Sienna Biopharmaceuticals, Inc. from 2015 to September 2018 and Gossamer Bio, Inc. from January 2018 to December 2018 (prior to its initial public offering) and on the board of directors of Revolution Healthcare Acquisition Corp., a special purpose acquisition company, from 2021 to April 2022. He previously served as a trustee of the Fred Hutchinson Cancer Research Institute and the Institute for Systems Biology, and was a member of the board of directors of the National Venture Capital Association. Mr. Nelsen received a B.S. from the University of Puget Sound with majors in Economics and Biology and an M.B.A. from the University of Chicago.

The Nominating and Corporate Governance Committee and Board of Directors believe Mr. Nelsen is qualified to serve on the Board of Directors due to his venture capital experience in the biotechnology industry.

Robert Perez, 58, has served as a member of the Board of Directors since January 2017. Mr. Perez has been an Operating Partner at General Atlantic, a global growth equity firm, since January 2019, the Executive Chairman and member of the board of directors of Akili Interactive Labs, Inc., a private biotechnology company, since 2017, the founder and Chairman of Life Science Cares, a non-profit organization, since 2016, and was the founder and Managing Partner at Vineyard Sound Advisors, LLC, a biopharmaceutical consulting firm, from March 2015 to December 2018. He previously served as Chief Executive Officer of Cubist Pharmaceuticals, Inc. (“Cubist”), a U.S. publicly traded pharmaceutical company, from January 1, 2015 until Cubist was acquired by Merck & Co., Inc. later that month. Mr. Perez joined Cubist in 2003 as Senior Vice President, Sales and Marketing, and served as Executive Vice President and Chief Operating Officer from 2007 to 2012 and President and Chief Operating Officer from 2012 to December 2014. Prior to joining Cubist, Mr. Perez held positions of increasing responsibility at Biogen from 1995 to 2003, most recently as Vice President of Biogen’s CNS business unit. Mr. Perez previously held various sales and marketing positions at Zeneca Pharmaceuticals, a multinational pharmaceutical company. Mr. Perez also currently serves on the board of directors of Immunocore Holdings plc., a U.S. publicly traded biotechnology company, and as a member of the Board of Trustees at the Dana-Farber Cancer Institute, Inc. Mr. Perez served on the boards of directors of Cidara Therapeutics, Inc., a U.S. publicly traded biotechnology company, from March 2015 to June 2018, Flex Pharma, a U.S. publicly traded biotechnology company, from September 2015 to January 2018, Cubist from April 2014 to January 2015, Unum Therapeutics Inc. (now known as Cogent Biosciences, Inc.), a U.S. publicly traded biopharmaceutical company, from March 2018 to June 2019, Zafgen, Inc. (“Zafgen”), a clinical-stage biotechnology company, which merged with Chondrial Therapeutics, Inc. to form Larimar Therapeutics, Inc., from September 2015 to June 2020, AMAG Pharmaceuticals, Inc., a U.S. publicly traded pharmaceutical company which was acquired in November 2020, from February 2009 to November 2020, and Spark Therapeutics, Inc., a U.S. publicly traded gene therapy company which was acquired in December 2019, from January 2018 to December 2019. Mr. Perez received his B.S. from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

The Nominating and Corporate Governance Committee and Board of Directors believe Mr. Perez is qualified to serve on the Board of Directors due to his expertise and experience as an executive in the pharmaceutical industry and his board experience.

Phillip Sharp, Ph.D., 78, has served on the Board of Directors since January 2017. Dr. Sharp has been an institute professor at Massachusetts Institute of Technology (“MIT”) since 1999. Prior to that, he led MIT’s Department of Biology from 1991 to 1999 before assuming the directorship of the McGovern Institute from 2000 to 2004. Much of Dr. Sharp’s scientific work has been conducted at MIT’s Center for Cancer Research (now the Koch Institute), which he joined in 1974 and directed from 1985 to 1991. Dr. Sharp is the winner of the 1993 Nobel Prize in Physiology or Medicine. Dr. Sharp serves on the board of directors of Alnylam Pharmaceuticals, Inc., a U.S. publicly traded biopharmaceutical company, and served on the board of directors of Syros Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2013 until its merger with Tyne Technologies, Inc. in 2022. From 1982 to 2009, Dr. Sharp served as a director of Biogen, which he co-founded in 1978. Dr. Sharp earned his B.A. from Union College (Kentucky) and his Ph.D. in Chemistry from the University of Illinois, Urbana-Champaign. He completed his postdoctoral training at the California Institute of Technology.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sharp is qualified to serve on the Board of Directors due to his scientific expertise and his experience as a director of publicly traded companies.

Directors Continuing in Office Until the 2025 Annual Meeting

Jeffrey S. Hatfield, 65, has served as a member of the Board of Directors since December 2020. Mr. Hatfield has been the Chairman of Vividion Therapeutics, Inc. (“Vividion”), a private biotechnology company that was acquired in August 2021 as an arm’s length subsidiary of Bayer Pharmaceuticals, Inc, since January 2023. He previously served as Vividion’s Chief Executive Officer from November 2020 until January 2023. Mr. Hatfield has also served as Chairman of ROME Therapeutics, Inc., a private biotechnology company, since July 2022. Previously, he served as Chief Executive Officer and board member of Zafgen from October 2017 until its acquisition of, and name change to, Larimar Therapeutics, Inc. in May 2020, and as President, Chief Executive Officer and board member of Vitae Pharmaceuticals, Inc. (“Vitae”), a clinical-stage public biotechnology company, from March 2004 until its acquisition by Allergan plc in October 2016. Prior to working at Vitae, Mr. Hatfield served in numerous executive capacities at BMS, including Senior Vice President of BMS’ Immunology and Virology divisions, President and General Manager of BMS Canada and Head of U.S. Market Access. Mr. Hatfield has previously served on the boards of directors of several publicly traded biotechnology companies, including MiRagen Therapeutics, Inc. (Chairman) from August 2017 until June 2021 shortly after its acquisition of, and name change to, Viridian Therapeutics in October 2020, aTyr Pharma, Inc. from April 2017 to April 2021, Ambit Biosciences Corp. prior to its acquisition by Daiichi Sankyo Company, Ltd. in November 2014, and InVivo Therapeutics, Inc. from October 2016 to December 2018. He is an adjunct professor teaching entrepreneurship to doctorial students at Purdue University’s College of Pharmacy and is a Key Advisory Board member for the Harvard Business School’s Blavatnik Fellowship in Life Sciences Entrepreneurship. Mr. Hatfield holds a B.S. in pharmacy from Purdue University’s College of Pharmacy and an M.B.A. from The Wharton School at the University of Pennsylvania.

The Nominating and Corporate Governance Committee and Board of Directors believe Mr. Hatfield is qualified to serve on the Board of Directors due to his extensive experience as an executive officer and board member of numerous biotechnology companies.

Saira Ramasastry, 47, has served as a member of the Board of Directors since September 2019. Ms. Ramasastry has served as Managing Partner of Life Sciences Advisory, LLC since April 2009, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life sciences industry. Ms. Ramasastry also serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, and as business and sustainability lead for the European Prevention of Alzheimer’s Dementia and IMI-PEARL consortiums. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc., an investment management company, where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions, strategic and capital markets transactions. Prior to joining Merrill Lynch, she served as a financial analyst in the mergers and acquisitions group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the board of directors of Day One Biopharmaceuticals, Inc and Mirum Pharmaceuticals, Inc., each a U.S. publicly traded biotechnology company, and Glenmark Pharmaceuticals, Ltd., a BSE and NSE-traded pharmaceuticals company, and previously served on the boards of directors of Innovate Biopharmaceuticals, Inc., a biotechnology company, from 2018 until its merger with RDD Pharma Ltd. in 2020, Repros Therapeutics Inc., a biopharmaceutical company, from 2013 until it was acquired by Allergan plc in 2018, Cassava Sciences, Inc., a biopharmaceutical company, from 2013 to 2020, Sangamo Therapeutics, Inc., a biotechnology company, from 2012 to 2022, and Akouos, Inc., a biotechnology company, from 2020 until it was acquired by Eli Lilly and Company in 2022 (each a U.S. publicly traded company). Ms. Ramasastry received her B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University as well as an M. Phil. in management studies from the University of Cambridge where she is a guest lecturer for the Bioscience Enterprise Programme and serves on the California regional board of Cambridge in America. Ms. Ramasastry is also a Health Innovator Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network.

The Nominating and Corporate Governance Committee and Board of Directors believe Ms. Ramasastry is qualified to serve on the Board of Directors due to her extensive experience in global healthcare investment banking and strategic advisory consulting in the life sciences industry.

George Scangos, Ph.D., 74, has served as a member of the Board of Directors since January 2017 and served as our President and Chief Executive Officer from January 2017 to April 2023. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen. From October 1996 to July 2010, Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company (“Exelixis”). From 1993 to 1996, Dr. Scangos served as President of Bayer Biotechnology, a biotechnology company, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer Biotechnology’s biological products. Before joining Bayer Biotechnology in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos currently serves on the board of directors of Agilent Technologies, Inc., a U.S. publicly traded life sciences, diagnostics and applied chemical analysis company, and previously served on the board of directors of Exelixis from 1996 to 2020. Dr. Scangos served as Chair of PhRMA in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Trustees of Cornell University and the Board of Overseers of UCSF. Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. Scangos is qualified to serve on the Board of Directors due to his extensive training as a scientist, significant knowledge and experience in the biotechnology, healthcare and pharmaceutical industries and the perspective and experience he brings as our former President and Chief Executive Officer.

Executive Officers

Set forth below is biographical information for each of our executive officers other than Dr. De Backer, whose biographical information is set forth above.

Johanna Friedl-Naderer, 55, has served as our Executive Vice President and Chief Operating Officer since April 2022 and served as our Executive Vice President and Chief Business Officer, Global from March 2022 to April 2022. As our Chief Operating Officer, Ms. Friedl-Naderer is responsible for business development, finance, product development/regulatory and corporate affairs. Prior to joining us, Ms. Friedl-Naderer held various positions at Biogen from February 2001 to March 2022, most recently serving as President of Europe, Canada & Partner Markets at Biogen and as a member of Biogen’s Global Leadership Team, where she was fully responsible for the regional P&L and working on global commercial aspects of the business including strategy, planning and execution. During her more than 20-year tenure at Biogen, she held positions of increasing responsibility across a wide range of functions, building and leading teams in advancing access to medicines for the treatment of neurological conditions, including multiple sclerosis, spinal muscular atrophy, amyotrophic lateral sclerosis and Alzheimer’s disease. Ms. Friedl-Naderer has also served on several boards of directors, including the boards of directors of the European Federation of Pharmaceutical Industries & Associations (EFPIA), the Swiss-American Chamber of Commerce, Interpharma and the council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA).

Ann (Aine) M. Hanly, Ph.D., 53, has served as our Chief Technology Officer since March 2021 and as our Executive Vice President since December 2021. Prior to joining us, Dr. Hanly held various positions at Amgen from February 2012 through March 2021, most recently as the Vice President of Process Development, where she was accountable for clinical manufacturing and global supply of clinical trial materials. During her tenure at Amgen, she led teams enabling the commercialization of Amgen’s pipeline products as well as providing technical support for ongoing commercial manufacturing operations. Prior to Amgen, she was employed by Pfizer, Inc. (formerly Wyeth Pharmaceuticals Inc.), a pharmaceutical company, for more than 10 years, where she held roles of increasing responsibility in analytical research and development, process development, quality and product supply strategy. Dr. Hanly received her B.S. in biological chemistry and a Ph.D. in physical organic chemistry from the University of Ulster, Northern Ireland. She completed her post-doctoral fellowship at Creighton University School of Medicine before joining the collaborative research wing at Yale University and CuraGen Corporation, a biopharmaceutical development company, as lead scientist studying gene isolation and subsequent confirmation using a variety of molecular biology techniques.

Sung Lee, 52, has served as our Executive Vice President and Chief Financial Officer since March 2023. Prior to joining us, Mr. Lee served as the Chief Financial Officer and Management Board member of MorphoSys AG, a biopharmaceutical company, from February 2021 to March 2023. Previously, from October 2019 through February 2021, he served as the Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc., a biotechnology company. Prior to that, Mr. Lee served in various roles at Gilead Sciences, Inc., a biopharmaceutical company, from 2005 through October 2019, most recently as Senior Vice President, Financial Planning & Analysis and Investor Relations from March 2019 to October 2019. Previously, Mr. Lee served as Vice President of Financial Planning & Analysis and Investor Relations from September 2018 to February 2019, Vice President of Investor Relations from June 2016 to August 2018 and Senior Director, Investor Relations from 2013 to May 2016. From 2010 to 2013, Mr. Lee was the Head of Europe Financial Planning & Analysis and prior to that served as the Head of Research & Development Financial Planning & Analysis from 2006 through 2010. Mr. Lee received a B.A. from the University of California, Irvine and an M.B.T. from the University of Southern California.

Phillip Pang, M.D., Ph.D., 48, has served as our Chief Medical Officer since December 2018, our Executive Vice President since December 2021 and our Interim Head of Research since August 2022. Prior to that, Dr. Pang served as our Senior Vice President, Development from September 2017 to December 2018. From December 2016 to September 2017, Dr. Pang served as our Vice President, Clinical. From January 2016 to December 2016, Dr. Pang served as Chief Medical Officer of Riboscience LLC, a biotech startup focused on developing small molecule antivirals, where he oversaw both pre-clinical and clinical development. From May 2011 to November 2015, he worked as Program Lead at Gilead Sciences, Inc., a biopharmaceutical company, where his responsibilities included, among other things, leading a large matrix team responsible for worldwide approval of a hepatitis C treatment. Dr. Pang received his B.S. in Biological Sciences from Stanford University, his Ph.D. in Biochemistry and Biophysics from Columbia University and his M.D. from Columbia University Vagelos College of Physicians and Surgeons.

Steven Rice, 63 has served as our Chief Administrative Officer since August 2020 and our Executive Vice President since December 2021. Mr. Rice is responsible for human resources, legal, information technology, facilities and environmental, health and safety. Mr. Rice held the Chief Human Resources Officer position since joining the Company in September 2019. Prior to joining us, Mr. Rice was the Chief Human Resources Officer for the Bill & Melinda Gates Foundation from May 2015 to May 2019, where he led human resources, facilities, events and travel. Prior to the Bill & Melinda Gates Foundation, Mr. Rice was the Executive Vice President of global human resources at Juniper Networks, Inc., a technology company, from February 2006 to May 2015. Mr. Rice also chaired Juniper Networks’ Corporate Foundation. Additionally, Mr. Rice held several human resources leadership positions at Hewlett-Packard Company, a computer hardware company, from 1981 to 2006, including Vice President of Human Resources Global Operations. Mr. Rice received his A.A. in business administration and management from De Anza College.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of their family members, and us, senior management and our independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Dr. De Backer and Dr. Scangos are, independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Dr. De Backer and Dr. Scangos, had a material or other disqualifying relationship with us.

Board Leadership Structure

The Board has an independent chair, Dr. Sato, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Board chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the interests of our stockholders. As a result, we believe that having an independent Board chair can enhance the effectiveness of the Board as a whole.

Board Qualifications

Experience and Expertise: The Board is responsible for overseeing our business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the Board of Directors is well-rounded, with a balance of relevant perspectives and experience.

Diversity: We strive to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age and experiences. The overall diversity is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity in connection with the annual nomination process as well as in new director searches. Our 11 directors’ range in age from 47 to 78 and include 4 women and 3 minorities.

Board Diversity Matrix (As of April 7, 2023)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	7	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Character: Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit and commitment to the Company, our stockholders and other constituencies.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management, financial risk assessment and assessment of brand and reputational risks including our major financial risk exposures and the steps taken by management to monitor and control these exposures. In addition, the Audit Committee considers management risks relating to data privacy, technology and information and cyber security, including (i) the potential impact of those exposures on our business, financial results, operations and reputation, (ii) the steps management has taken to monitor and mitigate such exposures, (iii) our information governance policies and programs and (iv) major legislative and regulatory developments that could materially impact our privacy and data security risk exposure. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also oversees and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. In connection with its reviews of our operations and corporate functions, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. The Board also reviews the Company’s ESG policies, goals and programs, including the Company’s progress toward achieving those goals. The Board has adopted an ESG Statement that is available to stockholders on our website at www.vir.bio. The Compensation Committee oversees the development, implementation, and effectiveness of the Company’s practices, policies and strategies relating to human capital management regarding matters such as recruiting, selection, talent development and diversity, equity and inclusion. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Meetings of the Board of Directors

The Board of Directors met six times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. The following table provides membership and meeting information for 2022 for each of the foregoing Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance		Science and Technology
Vicki Sato, Ph.D.					X		X
George Scangos, Ph.D.							X
Jeffrey S. Hatfield(1)	X				X	*
Robert More	X		X	*
Janet Napolitano			X		X
Robert Nelsen					X
Dipchand (Deep) Nishar(2)					X
Robert Perez	X
Saira Ramasastry	X	*
Phillip Sharp, Ph.D.			X				X
Elliott Sigal, M.D., Ph.D.			X				X	*
Total meetings in 2022	6		6		3		4

*         Committee Chairperson

(1)

Mr. Hatfield joined the Nominating and Corporate Governance Committee on February 25, 2022, and was appointed the Chair. Prior to that, Dr. Sato served as the Chair of the Nominating and Corporate Governance Committee.

(2)	Mr. Nishar left the Board effective May 20, 2022.

The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee for 2023 meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair their individual exercise of independent judgment.

Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee is responsible for assisting the Board of Directors in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee evaluates the performance of our independent registered public accounting firm and assesses its qualifications, and monitors the rotation of the partners on our audit engagement team. The Audit Committee may also pre-approve engagements of our independent registered public accounting firm to perform any proposed permissible non-audit services, and the terms of such services. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The Audit Committee is composed of four directors: Ms. Ramasastry, Mr. Hatfield, Mr. More and Mr. Perez. Ms. Ramasastry serves as the chair of the Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.vir.bio.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Ms. Ramasastry and Mr. More each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Ramasastry’s and Mr. More’s level of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022, with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) as outlined in Auditing Standard 1301, Communications with Audit Committees, and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Audit Committee

Ms. Saira Ramasastry (Chair)

Mr. Jeffrey S. Hatfield

Mr. Robert More

Mr. Robert Perez

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

In the beginning of 2022 the Compensation Committee was composed of four directors: Mr. More, Mr. Perez, Dr. Sharp and Dr. Sigal. On February 25, 2022, the Compensation Committee was reconstituted, and the current members of the Compensation Committee are: Mr. More, Ms. Napolitano, Dr. Sharp and Dr. Sigal. Mr. More serves as the chair of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.vir.bio.

The functions of the Compensation Committee include, among other things, approval of our compensation objectives and the compensation of the Chief Executive Officer. The Compensation Committee also approves, or recommends to the Board of Directors for approval, the compensation of other executives. In addition, the Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Semler Brossy Consulting Group (“Semler Brossy”), the Compensation Committee’s independent compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding their compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to approve any such consultant’s or advisor’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors makes recommendations regarding corporate governance, the composition of the Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending corporate governance guidelines to the Board of Directors.

In the beginning of 2022 the Nominating and Corporate Governance Committee was composed of four directors: Dr. Sato, Ms. Napolitano, Mr. Nelsen and Mr. Nishar, and Dr. Sato served as the chair of the Nominating and Corporate Governance Committee. On February 25, 2022, the Nominating and Corporate Governance Committee was reconstituted, and the members of the Nominating and Corporate Governance Committee were: Mr. Hatfield, Mr. Nelsen, Mr. Nishar and Dr. Sato. Mr. Hatfield serves as the chair of the Nominating and Corporate Governance Committee. Mr. Nishar left the Board effective May 20, 2022. In addition, on September 8, 2022, Ms. Napolitano was appointed to the Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are: Mr. Hatfield, Ms. Napolitano, Mr. Nelsen and Dr. Sato. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and understand our industry as well as having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management; having sufficient time to devote to our affairs; demonstrating excellence in their field; having the ability to exercise sound business judgment; having experience as a board member or executive officer of another publicly held company; having a diverse personal background, perspective and experience; requirements of applicable law; and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time, subject to Board approval. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and

Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of the Company through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Candidates who are recommended by stockholders will be considered in the same manner as candidates from other sources. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by providing timely notice in writing to our Secretary at c/o Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158. To be timely, we must receive the notice no later than February 19, 2024, and no earlier than January 20, 2024; provided, however, that in the event that the date of the annual meeting is earlier than April 19, 2024 or later than June 18, 2024, we must receive the stockholder’s notice (i) no earlier than the close of business on the 120th day prior to the proposed date of the annual meeting and (ii) no later than the close of business on the later of the 90th day prior to the proposed date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Submissions must include the specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.

The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.vir.bio.

Science and Technology Committee

The Science and Technology Committee is responsible for, among other things: (i) overseeing our scientific advisory board and (ii) reviewing and advising the Board on the Science and Technology Committee’s view of our technologies, research and development activities (including our product discovery and preclinical and clinical development programs) and relevant science. The current members of the Science and Technology Committee are Drs. Sato, Scangos, Sharp and Sigal. Dr. Sigal serves as the chair of the Science and Technology Committee.

Stockholder Communications with the Board of Directors

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations).

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.vir.bio. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection, including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Corporate Governance Guidelines are available on our website www.vir.bio.

Hedging Policy

Our Insider Trading Policy prohibits our employees, directors and designated consultants from engaging in “hedging”, pledging our securities as collateral for a loan or other monetization transactions with respect to our common stock or borrowing against our common stock.

Clawback Policy

In March 2022, upon the recommendation of the Compensation Committee, the Board of Directors adopted a clawback policy that covers cash and equity incentive-based compensation paid to our executive officers, including our chief executive officer and our chief financial officer and principal accounting officer. The policy provides that if (i) we are required to prepare an accounting restatement for periods that end on or after the effective date of the policy and (ii) the Board determines that a current or former executive officer’s act or omission contributed to the circumstances requiring the restatement, and such executive officer’s actions involved either intentional misconduct or an intentional violation of our rules or any applicable legal or regulatory requirement or fraud in the course of such executive officer’s employment with us, we will use reasonable efforts to recover from such executive officer all or a portion of any incentive-based compensation received by such executive officer in excess of what would have been paid to such executive officer under the restated financial statements during the three-year period preceding the date on which we are required to prepare the restatement.

Equity Ownership Guidelines

In March 2022, upon the recommendation of the Compensation Committee, the Board of Directors adopted equity ownership guidelines applicable to our non-employee directors and our executive officers to further align the interests of our leadership with those of our stockholders. The equity ownership guidelines require that: (i) our Chief Executive Officer hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least four times their annual base salary and 100,000 shares, (ii) each of our other executive officers hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least their annual base salary and 25,000 shares and (iii) each of our non-employee directors hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least three times the cash portion of their annual retainer and 5,000 shares. Covered individuals serving on the date of initial adoption of the equity ownership guidelines have until June 30, 2027, to achieve compliance with the guidelines and newly appointed or elected persons will have five years from the date of hire, promotion or initial election, as applicable. The following forms of equity will count toward the ownership guidelines: shares owned outright and any shares underlying vested equity grants or account balances under share-based compensation plans. Options, whether vested or unvested, are assigned no value under the equity ownership guidelines.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board of Directors with respect to the fiscal year ended December 31, 2022. Highlights of our 2022 executive compensation program include the following:

•

Payout of 70% of target in short-term corporate incentive plan: In determining 2022 payouts for our NEOs, the Compensation Committee reviewed numerous factors relating to both corporate performance and individual performance against the goals and priorities for the year. See the section entitled “Executive Compensation—Compensation Discussion & Analysis—Short-Term Corporate Incentive Plan” below for further information.

•

Granted annual equity awards: The Compensation Committee grants annual equity awards in the first quarter of each year. Equity award sizes are determined based on a variety of factors, including the Compensation Committee’s review of competitive market analysis, current equity holdings and individual performance. Annual equity awards are granted as a mix between restricted stock units (“RSUs”) and stock options. The average grant date fair value across the named executive officers was down 56% in 2022 versus the prior year. See the section entitled “Executive Compensation—Compensation Discussion & Analysis—Long-Term Incentive Compensation” below for further information.

•

Granted transition RSU awards: The Compensation Committee also granted transition RSU awards to select named executive officers coinciding with the annual equity awards granted on February 22, 2022. The RSU awards were granted to ensure business continuity and better align unvested equity holdings with market during a time of transition for the Company. See the section entitled “Executive Compensation—Compensation Discussion & Analysis—Long-Term Incentive Compensation” below for further information.

•

Significant portion of compensation tied to corporate performance: The majority of each named executive officers’ pay is “at-risk” and is tied to corporate performance, whether through our short-term corporate incentive plan, which is tied to short-term objectives, or through equity-based compensation, which is tied to the long-term performance of the Company.

As we describe in the Compensation Discussion & Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board of Directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

The Board of Directors is asking stockholders to approve a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof) or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, the Compensation Committee and the Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the holders of a majority of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve, on an advisory basis, the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The Board of Directors Recommends

A Vote “For” Proposal 2

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the appointment of our independent registered public accounting firm. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if applicable, will have no effect.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2022 and 2021, by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended
	2022	2021
	(in thousands)
Fee Category
Audit fees(1)	$2,566	$2,017
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—

Total fees	$2,566	$2,017

(1)

Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, quarterly reviews and services associated with SEC registration statements and other documents.

(2)	Ernst & Young LLP did not provide any Audit-related services in 2022 and 2021.
(3)	Ernst & Young LLP did not provide any tax services during 2022 and 2021.
(4)	There were no such fees incurred in 2022 or 2021.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee pre-approves all audit and non-audit services provided by Ernst & Young LLP before it is engaged by us to render non-audit services to ensure that the provision of these services does not impair the auditor’s independence. The non-audit services may include audit-related services, tax services and other non-audit services.

The pre-approval requirement set forth above does not apply with respect to non-audit services if:

•	all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to Ernst & Young LLP during the fiscal year in which the services are provided;

•	such services were not recognized as non-audit services at the time of the relevant engagement; and

•

such services are promptly brought to the attention of and approved by the Audit Committee (or its delegate) prior to the completion of the annual audit. The Audit Committee elected to delegate pre-approval authority to the chair of the Audit Committee to approve any one or more individual permitted non-audit services for which estimated fees do not exceed $100,000 as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any services that would exceed such limits should be pre-approved by the full Audit Committee. The chair shall report any pre-approval granted at the next scheduled meeting of the Audit Committee.

The Board of Directors Recommends

A Vote “For” Proposal 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 3, 2023, by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock.

The table is based upon information supplied by our officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 133,931,374 shares outstanding on April 3, 2023, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following April 3, 2023. The shares described as “owned” are shares of our common stock directly or indirectly owned by each listed person, rounded up to the nearest whole share. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Entities affiliated with ARCH Venture Partners(1)	12,916,663	9.6%
SVF Endurance (Cayman) Ltd.(2)	18,319,938	13.7%
Glaxo Group Limited(3)	8,550,954	6.4%
The Vanguard Group(4)	10,094,501	7.5%
BlackRock, Inc.(5)	14,136,628	10.6%

Named Executive Officers and Directors
George Scangos, Ph.D.(6)	6,377,581	4.8%
Howard Horn(7)	381,498	*
Johanna Friedl-Naderer(8)	35,080	*
Phillip Pang, M.D., Ph.D.(9)	231,535	*
Ann (Aine) Hanly, Ph.D.(10)	61,650	*
Herbert (Skip) Virgin, M.D., Ph.D.(11)	220,775	*
Marianne De Backer, MSc, Ph.D., MBA	—	—
Vicki Sato, Ph.D.(12)	1,595,796	1.2%
Jeffrey S. Hatfield(13)	66,795	*
Robert More(14)	572,459	*
Janet Napolitano(15)	56,716	*
Robert Nelsen(16)	13,565,120	10.13%
Robert Perez(17)	118,503	*
Saira Ramasastry(18)	94,924	*
Phillip Sharp, Ph.D.(19)	341,006	*
Elliott Sigal, M.D., Ph.D.(20)	66,153	*
All current executive officers and directors as a group (16 persons)(21)	24,246,742	18.1%

*	Represents beneficial ownership of less than 1%.
(1)

Based solely on information as of August 12, 2022, contained in a Schedule 13D/A filed with the SEC by ARCH Venture Fund IX, L.P. on September 13, 2022. Consists of (i) 5,626,008 shares of common stock held by ARCH Venture Fund IX, L.P. (“ARCH IX”) and (ii) 7,290,655 shares of common stock held by ARCH Venture Fund IX Overage, L.P. (“ARCH Overage”). ARCH Venture Partners IX, L.P. (“ARCH IX LP”), as the sole general partner of ARCH IX, may be deemed to beneficially own certain of the shares held by ARCH IX. ARCH IX LP disclaims beneficial ownership of all shares held by ARCH IX. ARCH Venture Partners IX Overage, L.P. (“ARCH IX Overage LP”), as the sole general partner of ARCH Overage, may be deemed to beneficially own certain of the shares held by ARCH Overage. ARCH IX Overage LP disclaims beneficial ownership of all shares held by ARCH Overage. ARCH Venture Partners IX, LLC (“ARCH IX LLC”), as the sole general partner of ARCH IX LP and ARCH IX Overage LP, may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage. ARCH IX LLC disclaims beneficial ownership of all shares held by ARCH IX and ARCH Overage. As managing directors of ARCH IX LLC, each of Keith Crandell, Clinton Bybee, and Mr. Nelsen (a member of the Board of Directors) (collectively the “ARCH Managing Directors”) may be deemed to share voting and investment power over, and therefore to beneficially own, the shares held by ARCH IX and ARCH Overage. The ARCH Managing Directors disclaim beneficial ownership of all shares held by ARCH IX and ARCH Overage. The address of each of ARCH, ARCH IX, ARCH Overage, ARCH IX LP, ARCH IX Overage LP, ARCH IX LLC and the ARCH Managing Directors is 8755 West Higgins Road, Suite 1025, Chicago, Illinois 60631.
(2)

Based solely on information as of February 21, 2023, contained in a Form 4 filed with the SEC by SVF Endurance (Cayman) Ltd. (“SVF Endurance”) on February 23, 2023. SVF Endurance is a wholly-owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. The address of SVF Endurance is c/o Walkers Corp Ltd., 190 Elgin Avenue, Georgetown E9, Grand Cayman KY1-9008.

(3)

Based solely on information as of December 31, 2021, contained in a Schedule 13G/A filed with the SEC by GlaxoSmithKline plc on February 10, 2022. Consists of 8,550,954 shares held by Glaxo Group Limited, an indirect wholly-owned subsidiary of GlaxoSmithKline plc. The address of GlaxoSmithKline plc is 980 Great West Road, Brentford, Middlesex TW8 9GS England.

(4)

Based solely on information as of December 30, 2022, contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2023. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)

Based solely on information as of December 31, 2022, contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 24, 2023. Consists of 14,136,628 shares held by BlackRock, Inc. BlackRock, Inc. has the sole power to vote or to direct the vote of 13,837,001 shares and the sole power to dispose or to direct the disposition of 14,136,628 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

Consists of (i) 29,739 shares of common stock held directly by Dr. Scangos, (ii) 3,533,629 shares of common stock held in the name of the Scangos-Wilson Family Trust, dated May 12, 2011, of which Dr. Scangos and his spouse are trustees, (iii) 179,930 shares of common stock held in the name of the Scangos 2018 Grandchildren’s Trust, of which Dr. Scangos and his spouse are trustees, (iv) 111,644 shares of common stock held in the name of the George A. Scangos and Leslie S. Wilson, as trustees of the Jennifer Scangos 2018 Exempt Trust, dated August 30, 2018, of which Dr. Scangos and his spouse are trustees, (v) 827,151 shares of common stock held in the name of George A. Scangos and Leslie S. Wilson, as trustees of the Jennifer Scangos 2018 Non-Exempt Trust, dated August 30, 2018, of which Dr. Scangos and his spouse are trustees, (vi) 111,644 shares of common stock held in the name of George A. Scangos and Leslie S. Wilson, as trustees of the Katherine Scangos 2018 Exempt Trust, dated August 30, 2018, of which Dr. Scangos and his spouse are trustees, (vii) 827,151 shares of common stock held in the name of George A. Scangos and Leslie S. Wilson, as trustees of the Katherine Scangos 2018 Non-Exempt Trust, dated August 30, 2018, of which Dr. Scangos and his spouse are trustees and (viii) 756,693 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Scangos that are exercisable within 60 days of April 3, 2023.

(7)

Consists of (i) 189,462 shares of common stock directly held by Mr. Horn and (ii) 192,036 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Horn that are exercisable within 60 days of April 3, 2023.

(8)

Consists of (i) 21,018 shares of common stock directly held by Ms. Friedl-Naderer and (ii) 14,062 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Ms. Friedl-Naderer that are exercisable within 60 days of April 3, 2023.

(9)

Consists of (i) 53,000 shares of common stock directly held by Dr. Pang and (ii) 178,535 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Pang that are exercisable within 60 days of April 3, 2023.

(10)

Consists of (i) 14,451 shares of common stock directly held by Dr. Hanly, (ii) 11.52 shares held by Dr. Hanly’s spouse for the benefit of their minor child and (iii) 47,187 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Hanly that are exercisable within 60 days of April 3, 2023.

(11)	Consists of 220,775 shares of common stock directly held by Dr. Virgin.
(12)

Consists of (i) 1,320,919 shares of common stock directly held by Dr. Sato and (ii) 274,877 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sato that are exercisable within 60 days of April 3, 2023.

(13)

Consists of (i) 3,374 shares of common stock directly held by Mr. Hatfield and (ii) 63,421 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Hatfield that are exercisable within 60 days of April 3, 2023.

(14)

Consists of (i) 489,485 shares of common stock held by Alta Partners NextGen Fund I, L.P. (“APNG I”), (ii) 32,656 shares of common stock held directly by Mr. More and (iii) 50,318 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. More that are exercisable within 60 days of April 3, 2023. The shares directly held by APNG I are indirectly held by Alta Partners NextGen Fund I Management, LLC (“APNG I Management”), which is the general partner of APNG I. The individual managing directors of APNG I Management are Mr. More, Peter Hudson and Daniel Janney. The managing directors of APNG I Management exercise sole voting and investment control with respect to the shares held by APNG I. The individual managing directors of APNG I Management disclaim beneficial ownership of all shares held by APNG I, except to the extent of their pecuniary interests therein.

(15)

Consists of (i) 3,374 shares of common stock directly held by Ms. Napolitano and (ii) 53,342 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Ms. Napolitano that are exercisable within 60 days of April 3, 2023.

(16)

Consists of (i) the shares held by ARCH IX and ARCH Overage disclosed in footnote (1) above, (ii) 563,716 shares of common stock held directly by Mr. Nelsen, (iii) 33,893 shares of common stock held in the name of the Enzo Family Trust, of which

Mr. Nelsen is a trustee and (iv) 50,848 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Nelsen that are exercisable within 60 days of April 3, 2023. Mr. Nelsen is a managing director of ARCH IX LLC and may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage as disclosed in footnote (1).
(17)

Consists of (i) 3,374 shares of common stock directly held by Mr. Perez and (ii) 115,129 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Perez that are exercisable within 60 days of April 3, 2023.

(18)

Consists of (i) 1,687 shares of common stock directly held by Ms. Ramasastry and (ii) 93,237 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Ms. Ramasastry that are exercisable within 60 days of April 3, 2023.

(19)

Consists of (i) 108,742 shares of common stock held directly by Dr. Sharp, (ii) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Christine Carey, of which Dr. Sharp is trustee, (iii) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Helena Sharp, of which Dr. Sharp is trustee, (iv) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Sarah Brokaw, of which Dr. Sharp is trustee and (v) 98,932 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sharp that are exercisable within 60 days of April 3, 2023.

(20)

Consists of (i) 3,374 shares of common stock held directly by Dr. Sigal, (ii) 10,000 shares of common stock held in the name of Sigal Family Investments, LLC and (iii) 52,779 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sigal that are exercisable within 60 days of April 3, 2023. Dr. Sigal is a managing member of Sigal Family Investments, LLC.

(21)

Includes the shares described in footnote (6), footnotes (8) through (10), footnotes (12) through (20) and shares held or stock issuable upon exercise of stock options that are exercisable within 60 days of April 3, 2023, by executive officers who are not named in the table above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that one Form 4 report covering two transactions was filed late for Dr. Scangos and that the initial Form 3 and one Form 4 covering two transactions for Ms. Friedl-Naderer were filed late.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation philosophy, policies and programs underlying our executive compensation decisions in 2022. This section provides a narrative overview of the factors relevant to these decisions and how compensation is awarded to our named executive officers (our “NEOs”) for the fiscal year ended December 31, 2022, which consist of the following executives:

•	George Scangos, Ph.D., our former President and Chief Executive Officer (the “CEO”)*

•	Howard Horn, our Executive Vice President and former Chief Financial Officer*

•	Johanna Friedl-Naderer, our Executive Vice President and Chief Operating Officer**

•	Phillip Pang, M.D., Ph.D., our Executive Vice President, Chief Medical Officer and Interim Head of Research

•	Ann (Aine) Hanly, Ph.D., our Executive Vice President and Chief Technology Officer

•	Herbert (Skip) Virgin, M.D., Ph.D., our former Executive Vice President, Research and Chief Scientific Officer*

*	See the sections entitled “—CEO Transition” and “—Other Named Executive Officer Changes” below for more details on recent leadership changes.

**	Ms. Friedl-Naderer joined Vir effective March 2, 2022.

Executive Summary

We are a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Infectious diseases are among the leading causes of death worldwide and can cause trillions of dollars of direct and indirect economic burden each year as evidenced by the coronavirus disease 2019 (“COVID-19”) pandemic.

Business Highlights

Our current pipeline consists of sotrovimab (previously VIR-7831; and where marketing authorization has been granted, marketed under the brand name Xevudy®), and other product candidates targeting hepatitis B virus (“HBV”), hepatitis D virus (“HDV”), influenza A virus, and human immunodeficiency virus (“HIV”). We have assembled four technology platforms, focused on antibodies, T cells, innate immunity and small interfering ribonucleic acid through internal development, collaborations and acquisitions. We have built an industry-leading team that has deep experience in immunology, infectious diseases, and product development and commercialization. Given the global impact of infectious diseases, we are committed to developing cost-effective treatments that can be delivered at scale.

During 2022 we achieved several important business milestones and patient outcomes, including but not limited to the following:

•	Delivered sotrovimab to patients around the world: Approximately 1.5 million doses delivered and $1.5 billion of sotrovimab collaboration revenue recognized.

•	Extended our leadership in HBV functional cure development: Shared important new monotherapy and combination therapy clinical data.

•	Expanded our clinical pipeline to include HDV chronic treatment development: Initiated a new Phase 2 monotherapy and combination therapy clinical trial.

•

Executed next steps in groundbreaking influenza prevention portfolio: Initiated new Phase 1b and Phase 2 clinical trials and secured investment from Biomedical Advanced Research and Development Authority (“BARDA”) for the development of candidates for influenza and potentially other infectious diseases.

•	Announced data from our first HIV trial using novel human cytomegalovirus vaccine platform.

CEO Transition

On January 19, 2023, Dr. Scangos notified the Board of Directors of his decision to retire as Chief Executive Officer and President effective April 3, 2023. Following his retirement, Dr. Scangos will transition to an advisory role through June 2, 2023, and will continue to serve on the Board of Directors as a Class III director until the Company’s 2025 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

On January 19, 2023, the Board of Directors appointed Dr. De Backer as Chief Executive Officer of the Company, effective as of April 3, 2023. In addition, on April 3, 2023, the size of the Board of Directors increased to 11 directors, and Dr. De Backer joined the Board as a Class II director until the Company’s 2024 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal.

Other Named Executive Officer Changes

In March 2022 Ms. Friedl-Naderer joined the Company as our Executive Vice President and Chief Business Officer, Global and in April became our Chief Operating Officer. In this role, Ms. Friedl-Naderer is responsible for shaping the Company’s corporate and portfolio strategy, as well as leading the global commercial organization, regulatory affairs, corporate affairs, and business development.

In August 2022 Dr. Virgin resigned from the Company as Executive Vice President, Research and Chief Scientific Officer. To maintain continuity and alignment across our R&D programs, Dr. Pang, our Chief Medical Officer, assumed additional responsibilities as interim Head of Research. He continues to serve in this capacity.

In March 2023 Mr. Lee was appointed as Executive Vice President and Chief Financial Officer of the Company. Mr. Horn will remain with the Company as Executive Vice President until April 28, 2023, to assist with the transition.

Executive Compensation Highlights

Our executive compensation program is designed to enable us to attract and retain the top talent necessary for the success of our long-term business strategy. Each year we review our current compensation practices to ensure that they remain fair yet competitive. The highlights of our 2022 executive compensation program are as follows:

•

Payout of 70% of target in short-term corporate incentive plan: In determining 2022 payouts for our NEOs, the Compensation Committee reviewed numerous factors relating to both corporate performance and individual performance against the goals and priorities for the year. See the section entitled “—Short-Term Corporate Incentive Plan” below for further information.

•

Granted annual equity awards: The Compensation Committee grants annual equity awards in the first quarter of each year. Equity award sizes are determined based on a variety of factors, including the Compensation Committee’s review of competitive market analysis, current equity holdings and individual performance. Annual equity awards are granted as a mix between RSUs and stock options. The average grant date fair value across the NEOs was down 56% in 2022 versus the prior year. See the section entitled “ —Long-Term Incentive Compensation” below for further information.

•

Granted transition RSU awards: The Compensation Committee also granted transition RSU awards to select NEOs coinciding with the annual equity awards granted on February 22, 2022. The RSU awards were granted to ensure business continuity and better align unvested equity holdings with market during a time of transition for the Company. See the section entitled “—Long-Term Incentive Compensation” below for further information.

•

Significant portion of compensation tied to corporate performance: The majority of each NEO’s pay is “at-risk” and is tied to corporate performance, whether through our short-term corporate incentive plan, which is tied to short-term objectives, or through equity-based compensation, which is tied to the long-term performance of the Company.

2023 CEO Compensation

Upon appointment as CEO, Dr. De Backer’s annualized base salary was set at $900,000 and with an annual target bonus percentage of 80% of her annualized base salary. Dr. De Backer will also receive a one-time cash sign-on bonus of $5,000,000, which will be paid in two equal installments: (i) $2,500,000 will be paid on or around April 3, 2023, the time of her appointment as CEO (the “First Installment”), and (ii) $2,500,000 will be paid on or around April 3, 2024 (the “Second Installment”), subject to Dr. De Backer’s continued employment with the Company on April 3, 2024. If the Company terminates Dr. De Backer’s employment without Cause or Dr. De Backer resigns for Good Reason (each as defined in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan) prior to payment of the Second Installment, the Company will pay Dr. De Backer the Second Installment in the Company’s next regular payroll cycle following the separation date. If Dr. De Backer’s employment is terminated by the Company for Cause or if Dr. De Backer resigns her employment without Good Reason prior to April 3, 2024, Dr. De Backer will not be eligible for or have a right to receive the Second Installment. For the avoidance of doubt, any termination of Dr. De Backer’s employment prior to April 3, 2024, will have no effect on the Company’s payment to Dr. De Backer, or her retention of, the First Installment.

In addition, on April 3, 2023, Dr. De Backer was granted a sign-on equity award of 1,152,904 stock options (the “De Backer Option”) and 576,452 RSUs (the “De Backer RSUs” and together with the De Backer Option, the “De Backer Equity Awards”). 25% of the total number of shares subject to the De Backer Option will vest and become exercisable on April 3, 2024, and the remainder will vest in 36 equal monthly installments thereafter. The De Backer RSUs will vest in four equal installments beginning April 3, 2024, until fully vested on April 3, 2027. In the event of a Change in Control (as defined in the Vir Biotechnology, Inc. 2019 Equity Incentive Plan), all shares, options and other securities subject to unvested De Backer Equity Awards (other than the portion of such De Backer Equity Awards that would otherwise have vested during the six-month period after the date of such Change in Control (the “Carved Out Equity”)) that are granted pursuant to Section 7(a) of the Employment Letter Agreement dated January 19, 2023, by and between the Company and Dr. De Backer will become fully vested and exercisable and no longer subject to any restrictions or forfeiture upon such Change in Control. The Carved Out Equity will, subject to Dr. De Backer’s continued employment with the Company or its successor in such Change in Control, continue to vest over the first six months after the date of the Change in Control in accordance with the vesting schedule in effect prior to the Change in Control; provided, that in the event Dr. De Backer’s employment is terminated either by the Company (or its successor) without Cause or by Dr. De Backer for Good Reason then all such Carved Out Equity will immediately become fully vested and exercisable and no longer subject to any restrictions or forfeiture.

Dr. De Backer’s compensation package reflected arms’ length negotiations with her and the consideration of competitive market data by the Board of Directors. See the section entitled “—Agreements with Named Executive Officers” below for further information.

2022 Executive Compensation Policies and Practices

What We Do	What We Don’t Do

Compensation Committee of Independent Directors: The Compensation Committee is entirely composed of independent directors.	No Guaranteed Compensation: Although we have signed employment letter agreements with each of our NEOs, these agreements provide for “at will” employment, and none of these employment letter agreements provide any guarantees relating to base salary increases or the amounts of any annual incentive awards or long-term equity awards.
Risk Analysis: We review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.	No Hedging or Pledging our Common Stock: Our Insider Trading Policy prohibits employees, directors and designated consultants from engaging in hedging or pledging our common stock as collateral for a loan, or other monetization transactions with respect to our common stock or borrowing against our common stock.
Multi-Year Vesting: Equity awards granted to our NEOs in 2022 vest over a three-year or four-year period, as applicable.	We do not provide tax reimbursement payments (including “gross-ups”) on perquisites or other personal benefits, other than for qualified relocation expenses, in-line with our standard policy for newly hired employees.

What We Do	What We Don’t Do
Annual compensation review: The Compensation Committee undertakes a comprehensive review of compensation of our executives, including our NEOs, on an annual basis.	No Special Health or Welfare Benefits and Limited Perquisites: Our NEOs participate in our broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time salaried employees. We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances.
Double-Trigger Change-in-Control: Our change in control and severance benefit plan requires a double-trigger condition prior to awarding our executives with enhanced severance compensation and benefits (including the acceleration of equity awards).	No Special Retirement Benefits: We do not provide pension arrangements or post-retirement health coverage for our U.S.-based NEOs or employees. Our U.S.-based NEOs and other employees are eligible to participate in our 401(k) plan.
Clawback Policy and Equity Ownership Guidelines: Beginning in 2022 we expanded our clawback policy and adopted equity ownership guidelines consistent with the broader market in response to feedback from our stockholders.
Independent Compensation Consultant: The Compensation Committee engages its own compensation consultant and reviews its independence from management on an annual basis.

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to enable us to attract and retain outstanding talent, to motivate management to achieve the Company’s critical priorities, and to align management’s incentives with the long-term interests of our stockholders. In line with this philosophy, our executive compensation program consists of three primary elements:

•	Base salary

•	Short-term cash incentive

•	Long-term equity incentive

The Compensation Committee believes that these three elements – balancing the portion of “base” and “at risk” compensation—serve to both compensate management for their service and align their interests with those of our stockholders. Though the Compensation Committee has not adopted any formal policies or guidelines that dictate the allocation of compensation between these elements, the emphasis is on the “at risk” elements of pay through short-term and long-term incentives. The Compensation Committee reviews executive compensation annually to ensure both pay levels and mix remain competitive and allow us to recruit and retain the caliber of executive officers necessary to fulfill our critical mission of creating a world without infectious disease.

Process of Setting Executive Compensation

Role of the Compensation Committee and the Board

Each year the Compensation Committee reviews our executive compensation strategy, evaluates and approves our compensation levels and design, assesses the risk profile of our executive incentive programs and evaluates both corporate performance and the individual performance of each NEO.

Specifically, the Compensation Committee meets towards the end of the year to review our NEOs’ pay levels as they relate to the broader market. Official compensation decisions for NEOs are typically made during the first Compensation Committee meeting of the following year. This two-step process gives the Compensation Committee time to thoughtfully determine each NEO’s individual pay elements and target total compensation opportunity.

In determining pay, the Compensation Committee evaluates several factors, including:

•	The Company’s performance during the prior year against corporate goals;

•	Each NEO’s positioning against other similarly situated executives at peer companies given their relative scope of responsibilities, skillset and experience;

•	Each NEO’s individual contributions to our overall performance for the year; and

•	The recommendations of the CEO for NEOs, other than the CEO.

Role of Management

The Compensation Committee works with management, including the CEO, when reviewing and setting executive compensation for all NEOs other than the CEO. Management generally provides information on corporate and individual performance and works with the independent compensation consultant to provide external market compensation data.

The CEO provides recommendations on the compensation packages for our NEOs other than themself as well as input and recommendations regarding individual executive performance. The CEO is also instrumental in developing both our annual and long-term strategic objectives and goals used in our incentive programs, which are reviewed by both the Compensation Committee and the Board of Directors, and in providing perspective on our performance against those goals. No NEOs, including the CEO, are involved in their own compensation decisions.

Role of the Independent Compensation Consultant

Since 2019, the Compensation Committee has engaged an independent external consultant, Semler Brossy, to advise on overall compensation matters, including:

•	Guidance and recommendations on the composition of our compensation peer group;

•	Market data for analysis and design of the compensation levels of our executive officers and non-employee directors;

•	Overall compensation program design;

•	Guidance on our compensation philosophy and strategy;

•	Input on compensation actions for executive promotions and new hires; and

•	Input on the Executive Compensation portion of our CD&A.

Semler Brossy reports directly to the Compensation Committee and to its Chair. Additionally, Semler Brossy works with management to source market data and to arrive at market benchmarks for NEOs. Each year, the Compensation Committee performs an assessment of Semler Brossy’s independence. In 2022 the Compensation Committee determined that Semler Brossy is independent consistent with the listing standards of the relevant Nasdaq and SEC rules and that Semler Brossy’s engagement does not raise any conflict of interest. During 2022 Semler Brossy did not provide services to the Company other than the services to the Compensation Committee described herein.

Role of Market Data

The Compensation Committee uses competitive market analyses from a group of peer companies as one input for compensation decisions when reviewing executive compensation levels and practices. The Compensation Committee also uses market data from broader Radford Global Life Sciences compensation surveys and their own knowledge and judgement in evaluating market data when making compensation decisions.

With the assistance of its compensation consultant, the Compensation Committee considers several factors when reviewing companies for inclusion; primary factors for consideration are industry (biotechnology and pharmaceuticals), stage of drug development, and market valuation. Other key factors considered include similarity of our therapeutic and technological focus, number of employees, R&D spend, and breadth of platforms and clinical trials. The following 22 companies were approved in December 2021 and were used for 2022 compensation decisions:

Acceleron Pharma Inc.	BridgeBio Pharma, Inc.	Iovance Biotherapeutics, Inc.

Allakos Inc.	CRISPR Therapeutics AG	Mirati Therapeutics, Inc.

Allogene Therapeutics, Inc.	Denali Therapeutics Inc.	Novavax, Inc.

Arrowhead Pharmaceuticals, Inc.	Editas Medicine Inc.	Reata Pharmaceuticals, Inc.

Beam Therapeutics Inc.	Global Blood Therapeutics, Inc.	REGENXBIO Inc.

Biohaven Pharmaceutical Holding Company Ltd	Inovio Pharmaceuticals, Inc.	Turning Point Therapeutics, Inc.

Blueprint Medicines Corporation	Intellia Therapeutics, Inc.	Ultragenyx Pharmaceutical Inc.

Xencor, Inc.

In September 2022 the Compensation Committee approved an updated peer group for 2023 compensation decisions. The Compensation Committee added two biotechnology companies with similar valuations (Apellis Pharmaceuticals, Inc. and Dynavax Technologies Corporation), removed two companies due to low market valuations relative to the Company (Inovio Pharmaceuticals, Inc. and Allakos Inc.), and removed one company due to its acquisition (Acceleron Pharma Inc.).

Stockholder Engagement

The Company is committed to engagement with stockholders. We review any feedback we receive from our stockholders about our executive compensation program to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions such as introducing equity ownership guidelines and an expanded clawback policy in 2022.

Executive Compensation Program and Compensation Decisions for the Named Executive Officers

The primary components of our executive compensation program in 2022 were as follows:

Compensation Component	Detail	Rationale
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	The salaries paid to our NEOs are critical to attracting and retaining top talent with demonstrated track records of success.

Short-Term Corporate Incentive Plan	Performance-based variable cash component based on attainment against pre-established goals and assessment of individual performance.	Annual corporate performance objectives that are intended to be the most significant drivers of our short-term and long-term success.

Option Awards	Performance-based equity awards that provide value to our NEOs with sustained stock price appreciation. Option awards vest over four years, with one-quarter vesting on the first anniversary of grant, then monthly thereafter.	The options align interests with those of our stockholders and will only provide value if the Company’s share price appreciates beyond the grant price.

RSU Awards	Time-based equity awards that vest one-quarter on each of the first four anniversaries of grant.	The RSUs align long-term interests with those of our stockholders. They also provide our NEOs with a more stable and retentive form of equity compensation than options, which are subject to stock price volatility.

Annual Base Salary

The base salaries for our NEOs are designed to provide them with a stable, fixed pay element for their services throughout the year. The Compensation Committee sets the base salary levels with consideration to each NEO’s experience, skills and responsibilities, market data for similar roles at peer companies, the recommendations of the CEO, and may also draw upon the experience of members of the Board of Directors and broader market practices and data. The Compensation Committee reviews executive salaries each year – typically in connection with our annual performance review process – adjusting from time to time as appropriate to align with market competitive pay levels, accounting for individual responsibilities, performance and experience.

In February 2022, consistent with the process detailed above, the Compensation Committee reviewed the base salaries of each NEO. At that time, the Compensation Committee increased the base salaries for Mr. Horn, Dr. Pang, and Dr. Virgin by approximately 3%, consistent with annual merit increases across the rest of the Company. The Compensation Committee increased the base salaries for Dr. Scangos and Dr. Hanly by 12.1% and 7.9%, respectively, to be more in-line with market practice.

The 2022 base salaries for our NEOs were as follows:

Name	2021 Base Salary	2022 Base Salary	% Increase
George Scangos, Ph.D.	$580,000	$650,000	12.1%
Howard Horn	$463,500	$477,500	3.0%
Johanna Friedl-Naderer	—	$535,000	—
Phillip Pang, M.D., Ph.D.	$494,400	$510,000	3.2%
Ann (Aine) Hanly, Ph.D.	$445,000	$480,000	7.9%
Herbert (Skip) Virgin, M.D., Ph.D.	$658,819	$675,000	2.5%

Short-Term Corporate Incentive Plan

Our NEOs are eligible to receive an annual cash incentive based on individual and Company performance, which is designed to incentivize our NEOs to achieve critical short-term goals and to align their payouts with our business strategy.

Each of our NEOs is assigned a target annual incentive opportunity based upon a percentage of his or her base salary with consideration to each NEO’s accountability, scope of responsibilities and potential impact on our performance. Based on the recommendations of the Compensation Committee, the Board approved each NEO’s target bonus for 2022. The target bonus percentage for Dr. Scangos increased from 60% to 65% in 2022 to bring target total cash levels more in-line with CEOs at peer companies. Similarly, the target bonus percentages for the NEOs increased from 40% to 45% to align target bonus opportunities with peer practice.

The target annual opportunities for our NEOs were as follows:

Name	2021 Target Bonus as a % of Base Salary	2022 Target Bonus as a % of Base Salary	2022 Target Bonus Value
George Scangos, Ph.D.	60%	65%	$422,500
Howard Horn	40%	45%	$214,875
Johanna Friedl-Naderer	—	45%	$240,750
Phillip Pang, M.D., Ph.D.	40%	45%	$229,500
Ann (Aine) Hanly, Ph.D.	40%	45%	$216,000
Herbert (Skip) Virgin, M.D., Ph.D.(1)	40%	45%	$303,750

(1)	Dr. Virgin resigned from the Company effective August 30, 2022, and was not eligible for an annual bonus payout under our 2022 short-term corporate incentive plan.

Payout of each NEO’s annual incentive is based on corporate attainment against a set of pre-determined goals approved by the Board of Directors each year following the recommendation of the Compensation Committee (typically in February).

After corporate performance against the strategic goals has been approved, each NEO’s incentive is subject to further adjustments up or down based on the Compensation Committee’s qualitative determination of the executive’s individual performance for the year.

2022 Corporate Incentive Plan Performance Objectives

At the beginning of each year, the Compensation Committee determines the annual corporate performance objectives that are intended to be the most significant drivers of our short-term and long-term success.

For 2022 our goals were defined across seven categories: commercial, development, research, financial and business development, corporate affairs, legal, infrastructure and compliance goals, and people and culture. The weightings of each goal category are detailed in the table below.

2022 Corporate Incentive Plan Outcomes

Goal	Achievement
Commercial Goals (10% weight)

Partial Achievement

•  Manufactured an agreed upon number of sotrovimab doses.

•  Delivered approximately 1.5 million sotrovimab doses worldwide.

•  Other specific goals relating to sotrovimab were not fully achieved.

Development Goals (35% weight)

Partial Achievement

•  HBV – Released preliminary data from Part A of the Phase 2 MARCH trial evaluating VIR-2218 and VIR-3434 combination regimens as a functional cure for chronic HBV infection.

•  HDV – Initiated Phase 2 SOLSTICE trial evaluating VIR-2218 and VIR-3434 as monotherapy and in combination for the treatment of people living with chronic HDV.

•  Flu – Initiated Phase 2 PENINSULA trial evaluating the role of VIR-2482, a monoclonal antibody, in the prevention of Influenza A.

•  HIV – Announced data for VIR-1111, our first HIV trial using novel human cytomegalovirus vaccine platform. Completed investigational new drug-enabling activities for the initiation of a Phase 1 trial of VIR-1388.

•  COVID-19 – Other specific goals relating to COVID-19 and sotrovimab were not fully achieved.

Research Goals (25% weight)	Partial Achievement • Specific achievement not disclosed due to potential competitive harm.
Financial & Business Development Goals (5% weight)	Met Target • Controlled total cash spend to meet Board-approved 2022 budget.
Corporate Affairs Goals (10% weight)	Met Target • Executed two strategic collaborations with government or non-governmental organizations. • Significantly increased the Company’s visibility in social and mainstream media.
Legal, Infrastructure & Compliance Goals (5% weight)

Met Target

•  Implemented commercial health care compliance controls and trainings.

•  Ensured quality and compliance with all applicable good practice (GxP) regulations leading to successful inspections.

•  Developed and communicated an ESG statement.

Goal	Achievement
People and Culture Goals (10% weight)	Met Target • Used scores from the Annual Employee Survey to assess improvement across key areas of company culture, workload, and manager effectiveness.

In February 2023, the Compensation Committee evaluated our achievement of the 2022 corporate goals and determined that they had been achieved at a level of 70.0% of target for Executive Vice Presidents, including our NEOs. While the execution was there to deliver on certain goals, emerging COVID-19 variants and the status of sotrovimab with the U.S. Food and Drug Administration impacted our ability to achieve several of our commercial and development goals. Additionally, we did not achieve all our pre-clinical research goals for 2022. Notwithstanding, the Company continued to execute on key priorities across the rest of our pipeline and achieved other major milestones that were not originally anticipated or part of the corporate goals, which the Committee considered in determining the 70.0% corporate attainment.

Payouts for each executive were considered with respect to individual performance. Final 2022 payouts as a percentage of target are detailed below:

Name	2022 Base Salary	2022 Target Bonus % of Salary	2022 Corporate Attainment %	2022 Individual Attainment %	2022 Bonus Payout
George Scangos, Ph.D.	$650,000	65%	70%	100%	$295,750
Howard Horn	$477,500	45%	70%	100%	$150,413
Johanna Friedl-Naderer	$535,000	45%	70%	120%	$202,230
Phillip Pang, M.D., Ph.D.	$510,000	45%	70%	120%	$192,780
Ann (Aine) Hanly, Ph.D.	$480,000	45%	70%	120%	$181,440
Herbert (Skip) Virgin, M.D., Ph.D.(1)	$675,000	45%	—	—	—

(1)	Dr. Virgin resigned from the Company effective August 30, 2022, and was not eligible for an annual bonus payout under our 2022 short-term corporate incentive plan.

When assessing the individual performance of the NEOs, the Compensation Committee decided to set individual attainment for Drs. Pang and Hanly, and Ms. Friedl-Naderer at 120% of target based on their individual contributions throughout the year. Dr. Scangos’ and Mr. Horn’s individual attainment were set at 100% of target.

Dr. Scangos’ payout reflects his leadership of the Company through a seminal year: having remained on the front lines of the COVID-19 pandemic, initiated multiple clinical trials, secured a government contract with the potential for up to $1 billion, and recognized $1.5 billion in revenue. His leadership has helped ensure that the Company stands on an exceptionally strong foundation through the upcoming leadership transitions.

Ms. Friedl-Naderer’s payout reflects her significant impact to the Company, having helped grow the global commercial and business development groups, as well as her pivotal role in shaping and evolving our long-term strategy. Dr. Pang’s payout reflects his leadership of the clinical development function, having successfully advanced our pipeline across several therapeutic areas, including the early and full enrollment of the VIR-2482 Phase 2 PENINSULA Flu trial. Dr. Hanly’s payout reflects her leadership of the technical operations function, helping enable the Company’s on-time supply of materials for clinical studies across the globe.

In addition to the payouts in the table above, the Compensation Committee decided to award one-time special recognition bonuses of $100,000 and $125,000 to Ms. Friedl-Naderer and Dr. Pang, respectively. The additional bonus to Ms. Friedl-Naderer recognized her expanded role as Chief Operating Officer and how critical her role is to the growth and success of the Company. The additional bonus to Dr. Pang recognized his enhanced responsibility after stepping into the role of interim Head of Research.

Long-Term Incentive Compensation

Long-term incentive compensation granted in the form of equity awards is a critical portion of our overall compensation program. Equity awards are intended to (i) further align the interests of our NEOs with the interests of our stockholders, (ii) emphasize long-term financial performance, (iii) reward sustained share price appreciation and (iv) support the retention of our management team.

Given the nature of the Company and business, we have experienced high stock price volatility. To help manage challenges with volatility, we worked to design the program to emphasize long-term, sustained performance, which includes:

•

Annual equity grants to establish overlapping grant vesting, which are on a more frequent and consistent basis, further extending and reinforcing the program’s long-term orientation and retentive value.

•

A mix of equity awards that include both RSUs and stock options. RSUs provide more certainty in value during periods of stock market volatility. Stock options are provided as a performance-oriented equity vehicle given they require an increase in the stock price to deliver value to our NEOs.

•	Equity ownership guidelines to reinforce outright ownership and further align executive interests with those of our stockholders.

Our annual RSUs and stock options both vest over a four-year period. Subject to continued employment with the Company, the RSUs vest in equal installments of 25% annually, and the shares subject to stock options cliff vest at a rate of 25% after one year of service, and the reminder vest monthly thereafter for an additional three years.

2022 Annual Equity Awards

The Compensation Committee considers a variety of factors in determining the size of the annual equity awards. These factors include regular analyses of each NEO’s outstanding unvested and total equity holdings relative to peer executives, the total value of each NEO’s annual target compensation package relative to peer executives, promotions or changes in role, recognition of significant contributions and retention objectives.

In addition to the factors listed above, the Compensation Committee continues to evaluate both the grant date fair value and the total number of shares given the high volatility of our stock price. The Compensation Committee recognizes that grant date fair value can be a misleading indication of competitiveness with a volatile stock similar to the Company’s stock. As a result, there is a specific focus on the number of shares granted and potential realizable value, which we believe are better indications of the overall competitiveness of the program than grant date fair value.

On February 22, 2022, the Compensation Committee approved the following annual equity awards to our NEOs with the Company’s standard vesting schedules as described above:

Name	# Annual RSUs	# Annual Options
George Scangos, Ph.D.	111,000	222,000
Howard Horn	25,000	50,000
Johanna Friedl-Naderer(1)	—	—
Phillip Pang, M.D., Ph.D.	32,000	64,000
Ann (Aine) Hanly, Ph.D.	23,500	47,000
Herbert (Skip) Virgin, M.D., Ph.D.(2)	35,000	70,000

(1)	Ms. Friedl-Naderer received 90,000 RSUs and 45,000 options upon her start date on March 2, 2022.
(2)	Dr. Virgin resigned from the Company effective August 30, 2022, and forfeited all of the RSUs and options that were subject to this grant.

The number of annual RSUs and stock options granted in 2022 were generally consistent with the number granted in the prior year. As a result, overall grant date fair values across our NEOs were lower due to a 56% reduction in grant price in 2022 as compared to the prior year.

Transition RSU Awards

On February 22, 2022, the Compensation Committee also approved additional RSU grants to select NEOs. These awards were granted to:

•	Ensure business continuity and stability during a critical transitionary period for the Company

•	Provide longer-term retention and align unvested equity holds with market

The RSUs vest as follows: 2/3 of the shares vest after the second anniversary of the grant date, and the final 1/3 of shares vest on the third anniversary of the grant date. The number of shares provided the executives are outlined below:

Name	# RSUs
Howard Horn	10,000
Phillip Pang, M.D., Ph.D.	35,000
Ann (Aine) Hanly, Ph.D.	30,000
Herbert (Skip) Virgin, M.D., Ph.D.(1)	35,000

(1)	Dr. Virgin resigned from the Company effective August 30, 2022, and forfeited all the RSUs that were subject to this grant.

Health and Welfare Benefits

All of our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees.

Section 401(k) Plan

Our NEOs other than Ms. Friedl-Naderer, who participates in the Swiss pension plan described below in our Summary Compensation Table, are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. We currently match 100% of employee contributions of the first 3% of eligible compensation, and 50% of contributions on the next 2% of eligible compensation. Participants are immediately and fully vested in all contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, and the 401(k) plan’s related trust is intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to participants until distributed from the 401(k) plan.

Perquisites

We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances, such as the temporary housing allowances provided to Dr. Virgin, reimbursements related to Dr. Hanly’s relocation to San Francisco, and given the amount of time the Company has asked Ms. Friedl-Naderer to spend in San Francisco, a temporary housing allowance for her. These arrangements are described in more detail under the section entitled “—Agreements with Named Executive Officers” below.

Post-Employment Compensation

Our NEOs, other than Ms. Friedl-Naderer, are entitled to certain severance and change of control payments and benefits pursuant to the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan, and, for Ms. Friedl-Naderer, pursuant to her employment letter agreement, each as described in more detail below in the section entitled “—Potential Payments Upon Termination or Change of Control.”

Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our NEOs to find comparable employment following an involuntary termination of employment in connection with or following a change in control of the Company, these payments and benefits are intended to ease the consequences to a NEO of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of our NEOs that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

Accounting and Tax Considerations

While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs in 2022. Under Financial Accounting Standard Board ASC Topic 718 (“ASC Topic 718”), we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the Company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law in December 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by the transition rules will not be deductible by us.

Risk Assessment Concerning Compensation Practices and Policies

Each year, the Compensation Committee reviews our compensation policies and programs to assess whether they may encourage our employees and executives to take inappropriate risks. In June 2022 the Compensation Committee reviewed our current compensation plans, including the mix of fixed and variable compensation, performance metrics, program oversight, measurement and payout timing, discretion and caps on short-term incentives, award size, vesting schedules and other terms of long-term equity incentives as well as other incentive opportunities and their features. After reviewing each of our compensation plans, the Compensation Committee determined that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company as a whole.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee has approved the inclusion of the Compensation Discussion & Analysis in this Proxy Statement and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Compensation Committee

Mr. Robert More (Chair)

Ms. Janet Napolitano

Dr. Philip Sharp

Dr. Elliott Sigal

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table shows the compensation paid to or earned by our NEOs during the years ended December 31, 2022, December 31, 2021, and December 31, 2020, for the year(s) in which they were a NEO. For a narrative description of material factors helpful to understand the information disclosed in the table below for 2022, please see the Compensation Discussion & Analysis and the narrative to this table.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings(5)	All other compensation ($)(6)	Total ($)
George Scangos, Ph.D.	2022	638,333	—	2,489,730	4,043,885	295,750	—	12,200	7,479,898
Former President and Chief Executive Officer	2021	575,000	—	7,479,180	12,129,858	487,000	—	11,600	20,682,838
	2020	544,583	—	—	—	438,900	—	11,400	994,883
Howard Horn	2022	475,167	—	1,031,800	1,233,355	150,413	—	12,200	2,902,935
Executive Vice President and Former Chief Financial Officer	2021	461,250	—	1,684,500	2,731,950	259,560	—	11,600	5,148,860
	2020	444,333	—	—	960,186	226,100	—	11,400	1,642,019
Johanna Friedl-Naderer(7)	2022	444,396	1,100,000	2,171,700	907,412	202,230	127,877	86,416	5,040,031
Executive Vice President and Chief Operating Officer
Phillip Pang, M.D., Ph.D.	2022	507,400	125,000	1,975,160	1,578,694	192,780	—	12,200	4,391,234
Executive Vice President, Chief Medical Officer and Interim Head of Research	2021	492,000	—	2,156,160	3,496,896	276,864	—	11,600	6,433,520
Ann (Aine) Hanly, Ph.D.	2022	474,167	—	1,577,180	1,159,354	181,440	—	186,625	3,578,766
Executive Vice President and Chief Technology Officer	2021	338,385	250,000	1,451,400	2,367,738	249,200	—	84,635	4,741,358
Herbert (Skip) Virgin, M.D., Ph.D.(8)	2022	437,928	—	2,063,600	1,726,697	—	—	80,353	4,308,578
Former Executive Vice	2021	655,621	—	2,021,400	3,278,340	368,939	—	95,600	6,419,900
President, Research and Chief Scientific Officer	2020	636,525	—	—	—	374,311	—	95,400	1,106,236

(1)	Salary amounts represent actual amounts paid during 2022, 2021 or 2020.
(2)

For 2022 the amounts in this column represent: (i) for Ms. Friedl-Naderer, (a) $1,000,000 for a sign-on bonus paid in connection with Ms. Friedl-Naderer’s employment letter agreement, of which $700,000 was paid in March 2022 and $300,000 was paid in March 2023, and (b) $100,000 for a one-time special recognition cash bonus for 2022 performance awarded at the discretion of the Compensation Committee in February 2023 and which was paid in March 2023; and (ii) for Dr. Pang, $125,000 for a one-time special recognition cash bonus for 2022 performance awarded at the discretion of the Compensation Committee in February 2023 and which was paid in March 2023. See below in the narrative section “—Agreements with Named Executive Officers—Agreement with Johanna Friedl-Naderer” for a description of the material terms pursuant to which her sign-on bonus was awarded and see “Compensation Discussion and Analysis—Short-Term Corporate Incentive Plan—2022 Corporate Incentive Plan Outcomes” above for a description of the one-time special recognition cash bonus for each of Ms. Friedl-Naderer and Dr. Pang. All other cash bonuses in 2022, which were based on achievement of performance goals, are disclosed in the column titled “Non-equity incentive plan compensation.”

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards and option awards, as applicable, granted during fiscal years 2022, 2021 and 2020 computed in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of valuation assumptions, see Note 11 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not reflect the actual economic value that will be realized by the NEO upon, as applicable, the vesting of the stock options, the exercise of the stock options, the vesting of the stock awards or the sale of the common stock underlying such stock options and/or such stock awards.

(4)

Reflects performance-based cash bonuses awarded to our NEOs. See the below narrative section “—Agreements with Named Executive Officers” for a description of bonuses and non-equity incentive plan compensation and the material terms pursuant to which this compensation was awarded.

(5)

The amount in this column reflects the increase in the present value of the accumulated benefits attributable to Ms. Friedl-Naderer’s employment, commencing March 2, 2022, with our wholly owned subsidiary Humabs BioMed SA (“Humabs”) under a pension fund in Switzerland operated by Swiss Life Collective “BVG” Foundation (the “Swiss Pension Plan”). This amount includes $83,196 contributed to the Swiss Pension Plan by Humabs. The amounts reported are based on actual payments in Swiss Francs converted to U.S. Dollars at a conversion rate of CHF 1.0 = $0.92425, which represents the exchange rate on December 31, 2022.

(6)

For 2022 the amounts in this column represent: (i) for each of Dr. Scangos, Mr. Horn and Dr. Pang, $12,200 for matching contributions made by us under our 401(k) plan; (ii) for Ms. Friedl-Naderer, (a) $42,365 in housing allowance payments, (b) $20,766 in car allowance payments, (c) $12,460 for additional healthcare plan payments, (d) $8,333 for personal expenses and (e) $2,492 for tax planning services; (iii) for Dr. Hanly, (a) $174,425 in reimbursement of expenses related to Dr. Hanly’s relocation to the San Francisco area, of which $58,425 relates to a tax gross up and (b) $12,200 for matching contributions made by us under our 401(k) plan; and (iv) for Dr. Virgin, (a) $55,045 in housing allowance payments, (b) $12,200 for matching contributions made by us under our 401(k) plan and (c) $13,108 to reimburse Dr. Virgin for a tax liability, of which $5,853 relates to a tax gross up.

(7)	Ms. Friedl-Naderer was appointed as our Chief Business Officer, Global effective March 2, 2022, and was appointed as our Executive Vice President and Chief Operating Officer effective April 4, 2022.
(8)

Dr. Virgin ceased to be our Executive Vice President, Research and Chief Scientific Officer effective August 30, 2022. Dr. Virgin’s base salary for 2022 was $675,000, of which he received a pro rata share from January 1, 2022 to August 30, 2022. Dr. Virgin was not eligible to receive a bonus under our 2022 short-term corporate incentive plan.

Agreements with Named Executive Officers

We have entered into letter agreements with each of our NEOs. The letter agreements generally provide for at-will employment and set forth the NEO’s initial base salary, eligibility for employee benefits and stock option grants. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our NEOs are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “—Potential Payments Upon Termination or Change in Control.”

Agreement with George Scangos, Ph.D.

In December 2016 we entered into an employment letter agreement with Dr. Scangos, our former President and Chief Executive Officer. Pursuant to his letter agreement, Dr. Scangos was initially entitled to an annual base salary of $500,000 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Scangos’ letter agreement also provided that Dr. Scangos was entitled to a grant of 6,676,444 shares of restricted stock (as adjusted for a 1-for-4.5 reverse stock split), that vest as follows: 25% on October 1, 2017, and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Scangos’ continued employment through each such date. In lieu of the restricted stock grant for 6,676,444 shares, on January 7, 2017, Dr. Scangos was granted 3,338,222 shares of restricted stock under the Vir Biotechnology, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) with 50% of these shares vesting on October 1, 2017, and the remaining 50% of the shares vesting in 12 equal monthly installments thereafter, in each case subject to his continued service through the vesting dates. In addition, on January 7, 2017, Dr. Scangos purchased 3,338,222 shares of restricted stock pursuant to the 2016 Plan at the then-current fair market value of $0.86 per share pursuant to a promissory note, subject to our right to repurchase the shares upon termination of his service for any reason at a purchase price equal to the lesser of fair market value or the amount Dr. Scangos paid for the shares that lapses in 24 equal monthly installments beginning November 1, 2018, subject to accelerated vesting. Dr. Scangos’ letter agreement also provided that, if following the closing of our Series B convertible preferred stock financing, Dr. Scangos’ ownership was greater than a 7% ownership of the Company, then he would be required to automatically forfeit such number of shares causing his ownership to exceed 7%, and if his ownership was less than 7%, then he was entitled to an additional grant of restricted stock equal to such number of shares that would result in an ownership of 7%. Our Series B convertible preferred stock financing closed in January 2019 causing Dr. Scangos’ ownership to be reduced to below 7%, and in March 2019, Dr. Scangos was granted an option to purchase 562,444 shares of our common stock that vests as follows: 25% on October 1, 2018, and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Scangos’ continued employment through each such date, subject to accelerated vesting. Dr. Scangos and the Board of Directors each approved Dr. Scangos receiving the stock option grant in lieu of the grant of restricted stock and in full satisfaction of the obligation noted above.

We amended and restated Dr. Scangos’ letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Dr. Scangos is entitled to an annual base salary of $517,500 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Dr. Scangos will be eligible to receive future equity award grants as determined by the Board of Directors or the Compensation Committee. The amended and restated letter agreement provides that Dr. Scangos is entitled to certain accelerated vesting of the equity awards granted prior to the date of the amended and restated letter agreement upon a change in control, and is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

In March 2022 the Board of Directors granted Dr. Scangos (i) an option to purchase 222,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 22, 2022, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 111,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 22, 2022, in each case, subject to Dr. Scangos’ continued employment or service through each such date.

Dr. Scangos resigned as our Chief Executive Officer and President effective April 3, 2023 and did not receive any severance in connection with his resignation.

Agreement with Howard Horn

In March 2017 we entered into an employment letter agreement with Mr. Horn, our Executive Vice President and former Chief Financial Officer. Pursuant to his letter agreement, Mr. Horn was initially entitled to an annual base salary of $400,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Mr. Horn received a one-time sign-on bonus of $400,000 in March 2017. Mr. Horn’s letter agreement also provided that Mr. Horn was entitled to a restricted stock grant of 277,777 shares of our common stock (as adjusted for a 1-for-4.5 reverse stock split), which was granted in March 2017, that vests as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Mr. Horn’s continued employment through each such date.

We amended and restated Mr. Horn’s letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Mr. Horn is entitled to an annual base salary of $416,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Mr. Horn will be eligible to receive future equity grants as determined by the Board of Directors or the Compensation Committee. The amended and restated letter agreement provides that Mr. Horn is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

In February 2022 the Compensation Committee granted Mr. Horn (i) an option to purchase 50,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 22, 2022, and the remaining 75% in 36 equal monthly installments thereafter, (ii) 25,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 22, 2022, and (iii) a retention award in the amount of 10,000 shares of RSUs that vests as follows: two-thirds on the second anniversary of February 22, 2022, and the final one-third on the third anniversary of February 22, 2022, in each case, subject to Mr. Horn’s continued employment through each such date.

Agreement with Johanna Friedl-Naderer

In December 2021, Humabs entered into an employment letter agreement with Ms. Friedl-Naderer, our current Executive Vice President and Chief Operating Officer. Pursuant to her letter agreement, Ms. Friedl-Naderer was initially appointed to the position of Executive Vice President, Chief Business Officer and was entitled to an annual base salary of $535,000, to be converted into Swiss francs, and a discretionary annual target bonus equal to 45% of her base salary, contingent upon the achievement of performance objectives established by us. In addition, Ms. Friedl-Naderer received a one-time sign-on bonus of $1,000,000, converted into Swiss francs, of which $700,000 was paid in March 2022 and $300,000 was paid in March 2023. Ms. Friedl-Naderer’s letter agreement also provided that Ms. Friedl-Naderer was eligible to receive an equity award for an unspecified number of shares. Effective as of her commencement of employment on March 2, 2022, Ms. Friedl-Naderer was granted (i) an option to purchase 45,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of March 2, 2022, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 90,000 shares of RSUs that vest in four equal annual installments beginning on the one-year anniversary of March 2, 2022, in each case subject to Ms. Friedl-Naderer’s continued employment through each such date. The letter agreement also provides

Ms. Friedl-Naderer with the following additional annual benefits: (a) car allowance of $25,000, (b) additional healthcare plan benefit of $15,000, (c) personal expenses allowance of $10,000, and (d) tax planning services benefit of $3,000, each to be converted into Swiss Francs. For a description of the benefits Ms. Friedl-Naderer may be entitled to upon termination of her employment, see the section entitled “Change in Control and Severance Benefit Plan—Ms. Friedl-Naderer’s Arrangements.”

In December 2022 our subsidiaries entered into an agreement on transfer of employment and amendment of Ms. Friedl-Naderer’s employment letter agreement, transferring her employment from Humabs to our wholly owned subsidiary Vir Biotechnology International GmbH (“Vir GmbH”), effective as of January 1, 2023. Pursuant to the agreement, Vir GmbH assumed the rights and obligations of Ms. Friedl-Naderer’s original employment letter agreement, subject to amending her position to Group Chief Operations Officer of Vir GmbH and memorializing her monthly housing allowance of $10,000 for housing in the San Francisco area, to be paid in Swiss francs, starting September 1, 2022. The Compensation Committee approved the monthly housing allowance through December 31, 2023.

Agreement with Phillip Pang, M.D., Ph.D.

In December 2016 we entered into an employment letter agreement with Dr. Pang, our current Executive Vice President, Chief Medical Officer and Interim Head of Research. Pursuant to his letter agreement, Dr. Pang was initially appointed to the position of Vice President, Clinical and was entitled to an annual base salary of $275,000 and a discretionary annual target bonus equal to 25% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Pang’s letter agreement also provided that Dr. Pang was entitled to an option for an unspecified number of shares, which was granted in March 2017, that vests as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Pang’s continued employment through each such date.

In September 2017 we entered into an additional employment letter agreement with Dr. Pang pursuant to which Dr. Pang was promoted to Senior Vice President, Development and was entitled to an annual base salary of $325,000 and a discretionary annual bonus target equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us.

We amended and restated Dr. Pang’s letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Dr. Pang will continue to serve as our Chief Medical Officer. Dr. Pang is entitled to an annual base salary of $442,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Dr. Pang will be eligible to receive future equity grants as determined by the Board of Directors or the Compensation Committee. The amended and restated letter agreement provides that Dr. Pang is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

In February 2022 the Compensation Committee granted Dr. Pang (i) an option to purchase 64,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 22, 2022, and the remaining 75% in 36 equal monthly installments thereafter, (ii) 32,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 22, 2022, and (iii) a retention award in the amount of 35,000 shares of RSUs that vests as follows: two-thirds on the second anniversary of February 22, 2022, and the final one-third on the third anniversary of February 22, 2022, in each case, subject to Dr. Pang’s continued employment through each such date.

Agreement with Ann (Aine) Hanly, Ph.D.

In February 2021 we entered into an employment letter agreement with Dr. Hanly, our Executive Vice President and Chief Technology Officer. Pursuant to her letter agreement, Dr. Hanly will serve as our Chief Technology Officer and is entitled to an annual base salary of $445,000 and a discretionary annual target bonus equal to 40% of her base salary, contingent upon the achievement of performance objectives established by us. Dr. Hanly also received a one-time cash retention bonus of $250,000 in May 2021. Dr. Hanly’s one-time cash retention bonus is subject to repayment to the Company in the event Dr. Hanly’s employment with the Company is terminated by the Company for cause or Dr. Hanly resigns without good reason prior to the first anniversary of Dr. Hanly’s employment start date. Dr. Hanly’s letter agreement also provided that Dr. Hanly was entitled to receive (i) an option to purchase 60,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of March 29, 2021, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 30,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of March 29, 2021, in each case, subject to Dr. Hanly’s continued employment through each such date. These equity grants were made in March 2021. The letter agreement provided that Dr. Hanly is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

We amended and restated Dr. Hanly’s letter agreement in May 2021. Pursuant to her amended and restated letter agreement, Dr. Hanly will continue to serve as our Executive Vice President and Chief Technology Officer, upon similar terms as set forth in her previous letter agreement. In addition to her previous equity awards, Dr. Hanly will be eligible to receive future equity grants as determined by the Board of Directors or the Compensation Committee.

In February 2022 the Compensation Committee granted Dr. Hanly (i) an option to purchase 47,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 22, 2022, and the remaining 75% in 36 equal monthly installments thereafter, (ii) 23,500 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 22, 2022, and (iii) a retention award in the amount of 30,000 shares of RSUs that vests as follows: two-thirds on the second anniversary of February 22, 2022, and the final one-third on the third anniversary of February 22, 2022, in each case, subject to Dr. Hanly’s continued employment through each such date.

In March 2022 the Compensation Committee approved the following reimbursement of Dr. Hanly’s relocation expenses, for total expenses of up to $440,700: (i) an aggregate of $66,000 for temporary housing expenses in 2021, (ii) payments of approximately $13,725 per month for temporary housing expenses in 2022, for an aggregate amount of $164,700, and (iii) up to an aggregate of $210,000 for permanent relocation expenses. In June 2022 the Compensation Committee amended the reimbursement of relocation expenses for Dr. Hanly, increasing the reimbursement of permanent relocation expenses from $210,000 to $368,000, inclusive of a tax gross-up.

Agreement with Herbert (Skip) Virgin, M.D., Ph.D.

In October 2017 we entered into an employment letter agreement with Dr. Virgin, our former Executive Vice President, Research and Chief Scientific Officer. Pursuant to his letter agreement, Dr. Virgin was initially entitled to an annual base salary of $600,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Dr. Virgin received a one-time sign-on bonus of $600,000 in January 2018 and a housing allowance of $7,000 per month for three years. Dr. Virgin’s letter agreement also provided that Dr. Virgin was entitled to the grant of a stock option to purchase 555,555 shares of our common stock (as adjusted for a 1-for-4.5 reverse stock split), which was granted in January 2018, that vested as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Virgin’s continued employment through each such date. The option granted to Dr. Virgin permitted him to net exercise the option following the completion of our initial public offering. Dr. Virgin’s letter agreement also provided that he was eligible to receive an option to purchase 111,111 shares of our common stock (as adjusted for a 1-for-4.5 reverse stock split) on or following the one-year anniversary of his start date based on the achievement of performance goals as determined by the Board of Directors and our Chief Executive Officer. In July 2019, based on the achievement of performance goals as determined by the Board of Directors and our Chief Executive Officer for 2018, Dr. Virgin was granted an option to purchase 133,332 shares of our common stock that vested as follows: 25% on the one-year anniversary of July 12, 2019, and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Virgin’s continued employment through each such date.

We amended and restated Dr. Virgin’s letter agreement in September 2019. Pursuant to his amended and restated letter agreement, Dr. Virgin continued to serve as our Executive Vice President, Research and Chief Scientific Officer. Dr. Virgin was entitled to an annual base salary of $621,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Virgin’s annual bonus payments were calculated in a manner that took into consideration the amounts he received in royalty payments relating to licensing fees paid by us to Washington University in St. Louis. Subject to his continued employment with us, Dr. Virgin was entitled to a housing allowance of $7,000 per month through February 1, 2021, to maintain a residence in the San Francisco area. In June 2021 the Compensation Committee approved an extension to Dr. Virgin’s housing allowance through the earlier of (i) December 31, 2021, and (ii) the date the Compensation Committee determined there was no business reason for Dr. Virgin to maintain a residence in San Francisco, California. In addition to his previous equity awards, Dr. Virgin was eligible to receive future equity grants as determined by the Board of Directors or the Compensation Committee. The amended and restated letter agreement provided that Dr. Virgin was eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

In February 2022 the Compensation Committee granted Dr. Virgin (i) an option to purchase 70,000 shares of our common stock that vested as follows: 25% on the one-year anniversary of February 22, 2022, and the remaining 75% in 36 equal monthly installments thereafter, (ii) 35,000 shares of RSUs that vested in four equal annual installments beginning on the one-year anniversary of February 22, 2022, and (iii) a retention award in the amount of 35,000 shares of RSUs that vested as follows: two-thirds on the second anniversary of February 22, 2022, and the final one-third on the third anniversary of February 22, 2022, in each case, subject to Dr. Virgin’s continued employment through each such date.

Dr. Virgin resigned from the Company effective August 30, 2022 and did not receive any severance in connection with his resignation.

Grants of Plan-Based Awards in 2022

The following table shows for the year ended December 31, 2022, certain information regarding grants of plan-based awards to our NEOs.

Name	Grant Date	Estimated future payouts under non- equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)(2)	All other option awards: number of securities underlying options (#)(2)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)
George Scangos, Ph.D.
Stock option award	3/10/2022	—	—	—	—	222,000	29.48	4,043,885
Restricted stock units	3/10/2022	—	—	—	111,000	—	—	2,489,730
Annual bonus	—	—	422,500	633,750	—	—	—	—

Howard Horn
Stock option award	2/22/2022	—	—	—	—	50,000	29.48	1,233,355
Restricted stock units	2/22/2022	—	—	—	25,000	—	—	294,800
Restricted stock units	2/22/2022	—	—	—	10,000	—	—	737,000
Annual bonus	—	—	214,875	322,313	—	—	—	—

Johanna Friedl-Naderer
Stock option award	3/2/2022	—	—	—	—	45,000	24.13	907,412
Restricted stock units	3/2/2022	—	—	—	90,000	—	—	2,171,700
Annual bonus	—	—	240,750	361,125	—	—	—	—

Phillip Pang, M.D., Ph.D.
Stock option award	2/22/2022	—	—	—	—	64,000	29.48	1,578,694
Restricted stock units	2/22/2022	—	—	—	32,000	—	—	943,360
Restricted stock units	2/22/2022	—	—	—	35,000	—	—	1,031,800
Annual bonus	—	—	229,500	344,250	—	—	—	—

Ann (Aine) Hanly, Ph.D.
Stock option award	2/22/2022	—	—	—	—	47,000	29.48	1,159,354
Restricted stock units	2/22/2022	—	—	—	23,500	—	—	692,780
Restricted stock units	2/22/2022	—	—	—	30,000	—	—	884,400
Annual bonus	—	—	216,000	324,000	—	—	—	—

Herbert (Skip) Virgin, M.D., Ph.D.(3)
Stock option award	2/22/2022	—	—	—	—	70,000	29.48	1,726,697
Restricted stock units	2/22/2022	—	—	—	35,000	—	—	1,031,800
Restricted stock units	2/22/2022	—	—	—	35,000	—	—	1,031,800
Annual bonus	—	—	—	—	—	—	—	—

(1)

These amounts relate to the performance-based cash bonuses. See the above narrative section “—Agreements with Named Executive Officers” for a description of non-equity incentive plan compensation. The amounts shown in the “Target” column represent the 2022 target payout amount based on the target percentage applied to each NEO’s base salary as of December 31, 2022. For 2022 the bonus targets were 65% of base salary for Dr. Scangos and 45% of base salary for Mr. Horn, Ms. Friedl-Naderer and Drs. Pang, Virgin and Hanly. Actual amounts paid to each NEO are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

All stock options and RSUs were granted under the Vir Biotechnology, Inc. 2019 Equity Incentive Plan (the “2019 Plan”). See the above narrative section “—Agreements with Named Executive Officers” for a description of the material terms of the stock and option awards granted to each NEO during the year ended December 31, 2022.

(3)

Dr. Virgin resigned from the Company effective August 30, 2022. As a result, Dr. Virgin forfeited all then unvested stock option awards and RSUs that were held by him and was entitled to exercise any vested stock option awards as of August 30, 2022, granted (i) under the 2019 Plan until the earlier of (a) the date that is three months following his separation from the Company and (b) the expiration of the term of such stock option award and (ii) under the 2016 Plan within a period of 30 days after his separation from the Company, but in no event beyond the expiration of the stated term of such stock option awards. In addition, Dr. Virgin was not eligible to receive a bonus under our 2022 short-term corporate incentive plan.

Outstanding Equity Awards at Fiscal Year-End 2022

The following table presents information concerning equity awards held by our NEOs as of December 31, 2022.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(1)
George Scangos, Ph.D.	3/11/2019	10/1/2017	562,443	—	5.18	3/11/2029	—	—
	2/16/2021(2)	2/16/2021	101,750	120,250	67.38	2/15/2031	—	—
	2/16/2021(3)	2/16/2021	—	—	—	—	83,250	2,107,058
	3/10/2022(2)	2/22/2022	—	222,000	29.48	3/9/2032	—	—
	3/10/2022(3)	2/22/2022	—	—	—	—	111,000	2,809,410
Howard Horn	10/10/2019(2)	10/10/2019	87,962	23,149	20.00	10/9/2029	—	—
	2/25/2020(2)	2/25/2020	42,500	17,500	21.73	2/24/2030	—	—
	2/16/2021(2)	2/16/2021	22,916	27,084	67.38	2/15/2031	—	—
	2/16/2021(3)	2/16/2021	—	—	—	—	18,750	474,563
	2/22/2022(2)	2/22/2022	—	50,000	29.48	2/21/2032	—	—
	2/22/2022(3)	2/22/2022	—	—	—	—	25,000	632,750
	2/22/2022(4)	2/22/2022	—	—	—	—	10,000	253,100
Johanna Friedl-Naderer	3/2/2022(2)	3/2/2022	—	45,000	24.13	3/1/2032	—	—

	3/2/2022(3)	3/2/2022	—	—	—	—	90,000	2,277,900
Phillip Pang, M.D., Ph.D.	3/9/2017	12/14/2016	18,833	—	0.86	3/9/2027	—	—
	4/27/2018(2)	4/27/2018	52,591	—	1.53	4/27/2028	—	—
	7/19/2018(2)	7/19/2018	38,982	—	1.58	7/19/2028	—	—
	3/11/2019(2)	3/11/2019	35,185	6,944	5.18	3/11/2029	—	—
	2/16/2021(2)	2/16/2021	29,333	34,667	67.38	2/15/2031	—	—
	2/16/2021(3)	2/16/2021	—	—	—	—	24,000	607,440
	2/22/2022(2)	2/22/2022	—	64,000	29.48	2/21/2032	—	—
	2/22/2022(3)	2/22/2022	—	—	—	—	32,000	809,920
	2/22/2022(4)	2/22/2022	—	—	—	—	35,000	885,850
Ann (Aine) Hanly, Ph.D.	3/29/2021(2)	3/29/2021	26,250	33,750	48.38	3/28/2031	—	—
	3/29/2021(3)	3/29/2021	—	—	—	—	22,500	569,475
	2/22/2022(2)	2/22/2022	—	47,000	29.48	2/21/2032	—	—
	2/22/2022(3)	2/22/2022	—	—	—	—	23,500	594,785
	2/22/2022(4)	2/22/2022	—	—	—	—	30,000	759,300
Herbert (Skip) Virgin, M.D., Ph.D.	—	—	—	—	—	—	—	—

(1)	The market value is based on the closing price of $25.31 per share of our common stock on December 30, 2022, the last trading day of the Company’s fiscal year.

(2)

25% of the shares underlying this option vest on the one-year anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

(3)

Vests in four equal annual installments beginning on the one-year anniversary of the vesting commencement date and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

(4)

Two-thirds of the shares vest on the two-year anniversary of the vesting commencement date and the remainder of the shares vest on the three-year anniversary of the vesting commencement date and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

2022 Option Exercises and Stock Vested Table

The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, and the vesting of stock awards, determined as described below, for our NEOs in the year ended December 31, 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
George Scangos, Ph.D.	—	—	27,750	913,253
Howard Horn	—	—	6,250	205,688
Johanna Friedl-Naderer	—	—	—	—
Phillip Pang, M.D., Ph.D.	25,000	38,475	8,000	263,280
Ann (Aine) Hanly, Ph.D.	—	—	7,500	169,350
Herbert (Skip) Virgin, M.D., Ph.D.	327,782	1,412,625	7,500	246,825

(1)

The value realized on exercise was calculated by multiplying (i) the number of shares exercised by (ii) the difference between (x) the closing market price of our common stock on the date of exercise, or the weighted average selling price if same-day sales occurred, and (y) the exercise price of the applicable options.

(2)

The value realized for restricted stock awards was calculated by multiplying the closing price of a share of our common stock on the vesting date by the total number of shares that vested on such date, and does not represent actual amounts received by the NEOs as a result of the vesting of the restricted stock awards.

Pension Benefits

Swiss Pension Plan. As an employee of our Humabs subsidiary in Switzerland, Ms. Friedl-Naderer is eligible to participate in the Swiss Pension Plan. Swiss Life Collective “BVG” Foundation ensures that Swiss Pension Plan meets at least the mandated requirements for minimum pension benefits. The Swiss Pension Plan is a cash balance formula, with contributions made both by Humabs and Ms. Friedl-Naderer. Ms. Friedl-Naderer’s total pension savings account balance represents contributions and interest made by Humabs, as well as from her prior employers. The Swiss Pension Plan also provides disability and death benefits under certain circumstances. The amount shown in the table below and throughout this proxy statement reflect the portion of the benefit attributable to contributions (made by both Humabs and Ms. Friedl-Naderer) made while employed by Humabs. Upon retirement, Ms. Friedl-Naderer will receive the value of her pension savings account. She may elect to receive her benefit as a lump sum or as an annuity. The pension savings account grows each year with pay credits (40% payable by Ms. Friedl-Naderer and 60% payable by Humabs) and interest. The normal retirement age under the Swiss Pension Plan is age 64 for females (as in accordance with Swiss law). Ms. Friedl-Naderer may elect to retire from the age of 58. Annuity benefits are converted using reduced actuarial equivalence conversion factors.

The following table provides information about the benefits provided for Ms. Friedl-Naderer under the Swiss Pension Plan. The amount reported represents the U.S. Dollar equivalent of the benefits provided for Ms. Friedl-Naderer in Swiss Francs, based on a conversion rate of CHF 1.0 = $0.92425 as of December 31, 2022.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Johanna Friedl-Naderer (1)	Swiss Pension Plan	0.8	$127,877

(1)	The number of years of credited service is equal to Ms. Friedl-Naderer s length of service at Humabs.

Assumptions for Swiss Pension Plan:

Mortality, disability and turnover rates are calculated according to mortality table BVG 2020 Generational (generated for the calendar year 2022).

Discount rate: 0.8%

Distribution retirement age: 100% at 64

Lump sum probability at retirement: 45%

Long-term assumptions:

Price inflation: 1.2%

Interest rate on the savings account: 2.3%

Expected return on plan assets: 2.3%

Salary increase: 1.5%

Social security increase: 1.2%

Pension increase: 0.0%

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which an executive officer’s service terminates, each executive officer is entitled to receive amounts earned during their term of service, including unpaid salary and unused paid time off, as applicable. In addition, the Board has approved the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan (the “Severance Plan”) described below. Each of our NEOs, other than Ms. Friedl-Naderer, was covered by the Severance Plan in 2022.

Change in Control and Severance Benefit Plan

In March 2019 the Board of Directors approved the Severance Plan. The Severance Plan provides for severance benefits for certain of our executives and senior management, including our NEOs other than Ms. Friedl-Naderer, subject to the execution and effectiveness of a release of claims. In the event of a covered termination, which is either a termination by us without cause (and other than as a result of death or disability) or the employee’s resignation for good reason, that occurs during the 12-month period following a change in control, or the change in control period, (i) Dr. Scangos will be entitled to a lump sum cash payment equal to 18 months of base salary plus his annual target cash bonus multiplied by 1.5, up to 18 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards, (ii) Mr. Horn and Drs. Pang and Hanly will each be entitled to a lump sum cash payment equal to 12 months of base salary plus their annual target cash bonus, up to 12 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards.

In addition, the Severance Plan provides that in the event of a covered termination that occurs outside of the change in control period, (i) Dr. Scangos will be entitled to a lump sum cash payment equal to 12 months of base salary plus a pro-rated annual target cash bonus and up to 12 months of payment for continued group health plan benefits and (ii) Mr. Horn and Drs. Pang and Hanly will each be entitled to a lump sum cash payment equal to 9 months of base salary plus a pro-rated annual target cash bonus and up to 9 months of payment for continued group health plan benefits.

The Severance Plan provides that the severance payments and benefits to be paid or provided to Drs. Scangos, Pang and Hanly and Mr. Horn may be reduced if such severance payments and benefits would constitute “parachute payments” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, but only to the extent that such reduction would result in the executive receiving a greater amount on an after-tax basis.

For purposes of the Severance Plan, the following definitions are used:

•

“cause” means, with respect to a particular employee, the occurrence of any of the following events: (i) the employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the employee’s attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) the employee’s intentional, material violation of any contract or agreement between the employee and us or of any statutory duty owed to us; (iv) the employee’s unauthorized use or disclosure of our confidential information or trade secrets; or (v) the employee’s gross misconduct.

•

“good reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by us without “cause” and without such employee’s consent: (i) a material reduction of the employee’s annual base salary, which is a reduction of at least 20% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (ii) a material reduction in the employee’s authority, duties or responsibilities; (iii) a relocation of the employee’s principal place of employment with us (or our successor, if applicable) to a place that increases the employee’s one-way commute by more than 50 miles as compared to the employee’s then-current principal place of employment immediately prior to the relocation (excluding regular travel in the ordinary course of business); provided that if the employee’s principal place of employment is his or her personal residence, this clause (iii) will not apply; or (iv) a material breach by us of any material agreement between the employee and us; provided, however, that in each case above, in order for the employee’s resignation to be deemed to have been for “good reason,” the employee must first give us written notice of the action or omission giving rise to “good reason” within 30 days after the first occurrence thereof; we must fail to reasonably cure such action or omission within 30 days after receipt of notice, and the employee’s resignation must be effective not later than 30 days after the expiration of this cure period.

•

“change of control” means: (i) any person becomes the owner, directly or indirectly, of our securities representing more than 50% of the combined voting power of our then outstanding securities other than by virtue of a merger, consolidation or similar transaction; provided that notwithstanding the foregoing, a “change in control” will not be deemed to occur (1) on account of the acquisition of our securities by any institutional investor or any other person that acquires our securities in a transaction or series of related transactions that are primarily a private financing transaction for us or (2) solely because the level of ownership held by any person exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by us reducing the number of shares outstanding, provided that if a “change in control” would occur but for this clause as a result of the acquisition of voting securities by us, and after such share acquisition, the person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the person over the designated percentage threshold, then a “change in control” will be deemed to occur; (ii) the consummation of a merger, consolidation or similar transaction involving us, directly or indirectly, if, immediately after the consummation of such merger, consolidation or similar transaction, our stockholders immediately prior thereto do not own, directly or indirectly, either (1) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or (iii) the consummation of a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets, other than a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportion as their ownership immediately prior to such sale, lease, license or other disposition.

Ms. Friedl-Naderer’s Arrangements

In December 2021, Humabs entered into an employment letter agreement with Ms. Friedl-Naderer. Upon the termination of the employment letter agreement by Humabs, except for a termination by Humabs for Good Cause (as defined below), or upon a termination by Ms. Friedl-Naderer for Good Cause, Ms. Friedl-Naderer shall be entitled, following a six month notice period required upon termination by either party in such circumstances, (i) to the extent that such termination does not occur within the twelve months following a Change in Control (as defined in the Severance Plan), to a lump sum severance payment equal to the amount of three months of the last earned annual gross base salary or (ii) to the extent that the termination occurs within the twelve months following a Change in Control, to a lump sum severance payment equal to the amount of six months of the last earned annual gross base salary, a lump sum payment equal to 100% of Ms. Friedl-Naderer’s annual target cash bonus for the year of the termination, and any equity awards granted to Ms. Friedl-Naderer by Vir that vest solely based on continued service shall become vested.

For purposes of Ms. Friedl-Naderer’s employment letter agreement, the term “Good Cause” means Good Cause pursuant to Article 337 in the Swiss Code of Obligations. In particular, Good Cause is any circumstance which renders the continuation of the employment relationship in good faith unconscionable for the party giving notice. Such circumstances essentially include (i) willful misconduct, (ii) gross negligence in the performance of Ms. Friedl-Naderer’s duties under the employment letter agreement and (iii) an act of fraud.

Upon Ms. Friedl-Naderer’s Retirement (as defined below), she is entitled to her pro-rated annual target cash bonus. For purposes of Ms. Friedl-Naderer’s employment letter agreement, the term “Retirement” means termination of the agreement (i) by Humabs without Good Cause provided that Ms. Friedl-Naderer has already reached the age of 55, (ii) by Ms. Friedl-Naderer provided that Ms. Friedl-Naderer has already reached the age of 55, (iii) upon a mutual agreement between Ms. Friedl-Naderer and Humabs provided that Ms. Friedl-Naderer has reached the age of 55, or (iv) upon ordinary retirement of Ms. Friedl-Naderer as per the applicable Swiss law.

Dr. Virgin’s Arrangements

Dr. Virgin voluntarily separated from the Company on August 30, 2022, and did not receive any severance benefits in connection with his separation. Dr. Virgin forfeited all then unvested stock option awards and RSUs that were held by him and was entitled to exercise any vested stock option awards as of August 30, 2022, granted (i) under the 2019 Plan until the earlier of (a) the date that is three months following his separation from the Company and (b) the expiration of the term of such stock option award and (ii) under the 2016 Plan within a period of 30 days after his separation from the Company, but in no event beyond the expiration of the stated term of such stock option awards.

Potential Post-Termination Payments Table

The following table provides an estimate of the potential payments and benefits to each NEO under various termination events except for Dr. Virgin who voluntarily separated from the Company during 2022. The table assumes the triggering event occurred on December 31, 2022:

Name	Benefit	Retirement	Involuntary termination not in connection with a change in control	Involuntary termination in connection with a change in control
George Scangos, Ph.D.	Lump sum cash severance benefit	—	$650,000	$975,000
	Lump sum target bonus payment	—	$422,500	$633,750
	Health insurance benefits	—	$26,175	$39,263
	Vesting acceleration(1)	—	$—	$4,916,468
	Benefit Total	—	$1,098,675	$6,564,481

Howard Horn	Lump sum cash severance benefit	—	$358,125	$477,500
	Lump sum target bonus payment	—	$214,875	$214,875
	Health insurance benefits	—	$28,322	$37,763
	Vesting acceleration(1)	—	$—	$1,545,984
	Benefit Total	—	$601,322	$2,276,122

Johanna Friedl-Naderer	Lump sum cash severance benefit	$—	$133,750	$267,500
	Lump sum target bonus payment	$240,750	$240,750	$240,750
	Health insurance benefits	$—	$—	$—
	Vesting acceleration(1)	$—	$—	$2,331,000
	Benefit Total	$240,750	$374,500	$2,839,250

Phillip Pang, M.D., Ph.D.	Lump sum cash severance benefit	—	$382,500	$510,000
	Lump sum target bonus payment	—	$229,500	$229,500
	Health insurance benefits	—	$28,391	$37,855
	Vesting acceleration(1)	—	$—	$2,443,027
	Benefit Total	—	$640,391	$3,220,382

Ann (Aine) Hanly, Ph.D.	Lump sum cash severance benefit	—	$360,000	$480,000
	Lump sum target bonus payment	—	$216,000	$216,000
	Health insurance benefits	—	$28,391	$37,855
	Vesting acceleration(1)	—	$—	$1,923,560
	Benefit Total	—	$604,391	$2,657,415

(1)

The value of the accelerated vesting of the outstanding stock options and restricted stock awards was calculated by multiplying (i) the number of unvested stock options and RSUs outstanding on December 31, 2022, by (ii) the closing market price of $25.31 per share of our common stock on December 30, 2022, the last trading day of the Company’s fiscal year, less, in the case of the stock options, the exercise price of the unvested stock option shares subject to acceleration.

Pay Versus Performance
The following tables and related disclosures provide information about (i) the “total compensation” of our principal executive officer (the “PEO”) and our other named executive officers (the “Other NEOs”) as presented in the “Summary Compensation Table” on page 41 (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEO and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance
rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of company or individual performance. For discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review “Compensation Discussion and Analysis” beginning on page 29.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)	Value of Initial Fixed $100 Investment Based on:		Net Income
					Total Shareholder Return	Peer Group Total Shareholder Return (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2022	$7,479,898	$3,498,740	$4,044,309	$1,084,615	$201	$111	$515,837
2021	$20,682,838	$15,032,868	$5,685,910	$6,198,242	$333	$125	$528,584
2020	$994,883	$34,542,658	$1,431,729	$6,929,113	$213	$126	($298,665)

(1)
Our PEO was George Scangos, Ph.D. for all years in the table. Our Other NEOs were Howard Horn (all years), Johanna Friedl-Naderer (2022), Phillip Pang, M.D., PhD. (2022 and 2021), Ann (Aine) Hanly (2022 and 2021), Herbert (Skip) Virgin, M.D., Ph.D. (all years), Steven Rice (2020) and Michael Kamarck, Ph.D. (2020).

(2)
The following table describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP Amounts from the SCT Amounts. The SCT Amounts and the CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation
S-K
under the Exchange Act.

Adjustments	2022		2021		2020
	PEO	Other NEOs*	PEO	Other NEOs*	PEO	Other NEOs*
SCT Amounts	$7,479,898	$4,044,309	$20,682,838	$5,685,910	$994,883	$1,431,729

Adjustments for defined benefit and actuarial pension plans
(Subtract): Aggregate change in actuarial present value included in SCT Amounts for the covered fiscal year	$0	($21,313)	$0	$0	$0	$0
Add: Service cost for the covered fiscal year	$0	$21,313	$0	$0	$0	$0
Add: Prior service cost for the covered fiscal year	$0	$0	$0	$0	$0	$0
Adjustments for stock and option awards
(Subtract): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	($6,533,615)	($3,084,990)	($19,609,038)	($4,797,096)	$0	($609,106)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$7,210,713	$2,063,502	$11,767,256	$3,122,814	$0	$523,892

Adjustments	2022		2021		2020
	PEO	Other NEOs*	PEO	Other NEOs*	PEO	Other NEOs*
Add (Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	($3,267,648)	($659,365)	$0	$704,842	$1,653,881	$2,590,493
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$0	$0	$0	$0	$0	$0
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	($1,390,609)	($738,105)	$2,191,812	$1,481,773	$31,893,895	$2,992,106
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$0	($540,735)	$0	$0	$0	$0
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	N/A	N/A	N/A	N/A	N/A	N/A
CAP Amounts (as calculated)	$3,498,740	$1,084,615	$15,032,868	$6,198,242	$34,542,658	$6,929,113

*	Amounts presented are averages for the entire group of Other NEOs in each respective year.

Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the SCT Amounts.

(3)	The peer group is Nasdaq Biotechnology Index.
The following charts show graphically the relationships over the past three years of the CAP Amounts for our PEO and Other NEOs as compared to our cumulative total shareholder return (“TSR”), Peer Group TSR and net income, as well as the relationship between TSR and Peer Group TSR:

Compensation Actually Paid versus TSR and Peer Group TSR

Compensation Actually Paid versus Net Income

TSR versus Peer Group TSR

CEO Pay Ratio

Under the rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the CEO (the “CEO Pay Ratio”).

Measurement Date

We identified the median employee using our employee population as of December 31, 2022 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure (“CACM”)

To identify the median employee, we aggregated for each employee as of December 31, 2022: (1) annual base salary, (2) the actual bonus paid for 2022 and (3) the estimated grant date fair value of equity awards granted during the fiscal year ended December 31, 2022. Salaries for employees hired during 2022 were annualized, and we applied an annual average exchange rate to our Swiss employees to convert their pay to U.S. Dollars.

Pay Ratio

After applying our CACM methodology, we identified a group of employees whose compensation was at or near the median of the employee data. From this group, we selected an individual who we reasonably believed represented our median employee. Next, we calculated the median employee’s annual compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2022 as calculated using the Summary Compensation Table requirements was $230,835. Our CEO’s compensation in 2022 as reported in the Summary Compensation Table as $7,479,898. Therefore, our CEO Pay Ratio for 2022 is approximately 32:1.

We believe the pay ratio reported above is a reasonable estimate based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio as reported above, as other companies have different employee populations and pay practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation

The table below shows for the fiscal year ended December 31, 2022, certain information with respect to the compensation of all of our non-employee directors, including our Non-Executive Chairman.

Director Compensation for Fiscal Year 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1) (2)	Option Awards ($)(1) (2)	Total ($)
Vicki Sato, Ph.D.	88,274	154,617	245,323	488,214
Jeffrey S. Hatfield	58,452	154,617	245,323	458,392
Robert More	65,000	154,617	245,323	464,940
Janet Napolitano	48,683	154,617	245,323	448,623
Robert Nelsen	45,000	154,617	245,323	444,940
Dipchand (Deep) Nishar(3)	17,419	—	—	17,419
Robert Perez	51,161	154,617	245,323	451,100
Saira Ramasastry	60,000	154,617	245,323	459,940
Phillip Sharp, Ph.D.	55,000	154,617	245,323	454,940
Elliott Sigal, M.D., Ph.D.	62,500	154,617	245,323	462,440

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards and option awards granted during fiscal 2022 computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 11 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not reflect the actual economic value that will be realized by our non-employee directors upon, as applicable, the vesting of the stock options, the exercise of the stock options, the vesting of the stock awards or the sale of the common stock underlying such stock options and/or such stock awards.

(2)

The following table provides information regarding the number of shares of common stock underlying stock options granted to our non-employee directors that were outstanding as of December 31, 2022, and the number of shares of RSUs granted to our non-employee directors as of December 31, 2022.

(3)	Mr. Nishar left the Board effective May 20, 2022.

Name	Option Awards Outstanding at Year-End (#)	Stock Awards outstanding at Year End Subject to Rights (#)
Vicki Sato, Ph.D.	268,472	6,405
Jeffrey S. Hatfield	66,058	6,405
Robert More	43,913	6,405
Janet Napolitano	49,688	6,405
Robert Nelsen	44,443	6,405
Dipchand (Deep) Nishar(1)	—	—
Robert Perez	108,724	6,405
Saira Ramasastry	86,832	6,405
Phillip Sharp, Ph.D.	92,527	6,405
Elliott Sigal, M.D., Ph.D.	47,952	6,405

(1)	Mr. Nishar left the Board effective May 20, 2022.

Non-Employee Director Compensation Policy

In December 2020 the Board of Directors worked in concert with our compensation consultant to review our non-employee director compensation policy and approved a policy that took effect in January 2021 (our “Director Compensation Policy”). Under our Director Compensation Policy, each of our non-employee directors is paid a cash retainer for service on the Board of Directors and an additional cash retainer for service on each committee on which the director is a member. The chairperson of each committee receives a higher retainer than other members of each committee for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on the Board of Directors.

The retainers paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member under the policy in effect for 2022 were as follows:

Name	Annual Service Retainer	Chairperson Retainer (Inclusive of Annual Service Retainer)
Board of Directors	$40,000	$75,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Science and Technology Committee	$7,500	$15,000

In December 2022 the Board of Directors, upon the recommendation of the Compensation Committee, approved changes to the annual cash service retainer, effective January 1, 2023. Under the amended Director Compensation Policy, the annual cash service retainer each non-employee director receives for being a member of the Board of Directors was increased to $50,000.

In addition, under our Director Compensation Policy in effect for 2022, each non-employee director newly elected or appointed to the Board of Directors was entitled to receive two equity awards (collectively, the “Initial Grants”) with a value of $400,000 in the aggregate comprised of (i) an option to purchase shares of our common stock (the “Initial Option Grant”) and (ii) a RSU award covering shares of the Company’s common stock (the “Initial RSU Grant”). The total number of shares subject to the Initial Option Grant will be initially calculated in accordance with the Black-Scholes valuation methodology and the total number of shares subject to the Initial RSU Grant will be initially calculated in accordance with the Fair Market Value (as defined in the 2019 Plan) as of the grant date, and such resulting number of shares shall be divided between the Initial Grants based on a fixed ratio of two shares subject to the Initial Option Grant for every one share subject to the Initial RSU Grant, with the number of shares subject to the Initial Option Grant rounded down to the nearest whole share and in no event exceeding 16,000 shares and the number of shares subject to the Initial RSU Grant rounded down to the nearest whole share and in no event exceeding 8,000 shares. One-third of the shares subject to each Initial Option Grant will vest on the one-year anniversary of such director’s initial election or appointment and thereafter the remainder of the shares subject to each such stock option will vest monthly over a two-year period, subject to the director’s continued service as a director. The Initial RSU Grant will vest in three equal installments on the first, second and third anniversaries of such director’s initial election or appointment, subject to the director’s continued service as a director.

Further, on the first market trading day after the 2022 annual meeting of stockholders, each non-employee director that continued to serve as a non-employee member on the Board of Directors received two equity awards (collectively, the “Annual Grants”) with a value of $400,000 in the aggregate comprised of (i) a stock option to purchase shares of the Company’s common stock (the “Annual Option Grant”); and (ii) a RSU award covering shares of the Company’s common stock (the “Annual RSU Grant”). The shares subject to each Annual Grant will vest in full on the one-year anniversary of the grant date, subject to the director’s continued service as a director. The total number of shares subject to the Annual Option Grant will be initially calculated in accordance with the Black-Scholes valuation methodology as of the grant date and the total number of shares subject to the Annual RSU Grant will be initially calculated in accordance with the Fair Market Value (as defined in the 2019 Plan) as of the grant date, and such resulting number of shares shall be divided between the Annual Grants based on a fixed ratio of two shares subject to the Annual Option Grant for every one share subject to the Annual RSU Grant, with the number of shares subject to the Annual Option Grant rounded down to the nearest whole share and in no event exceeding 16,000 shares and the number of shares subject to the Annual RSU Grant rounded down to the nearest whole share and in no event exceeding 8,000 shares.

The exercise price of all options was equal the fair market value of our common stock on the date of grant. Grants pursuant to the Director Compensation Policy were made under the 2019 Plan and are thus subject to the non-employee director compensation limits detailed in the 2019 Plan. Options and RSUs granted to our non-employee directors under the 2019 Plan pursuant to the Director Compensation Policy will vest in full upon the occurrence of a change in control (as defined in the 2019 Plan) prior to the termination of the director’s continuous service.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, by contracting with a broker at a time when they are not in possession of material non-public information about the Company and then buy or sell our common stock on a periodic basis under the plan. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them during the life of the plan. The director or officer may amend a Rule 10b5-1 plan and terminate a plan under some circumstances. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of our insider trading policy and our pre-clearance procedures.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022, about:

•	the number of shares of common stock subject to issuance upon exercise of outstanding stock options and vesting of RSUs under plans adopted by us;

•	the weighted-average exercise price of outstanding stock options under plans adopted by us; and

•	the number of shares of common stock available for future issuance under: the 2016 Plan, the 2019 Plan and the Vir Biotechnology, Inc. 2019 Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted- average exercise price of outstanding options, warrants and rights (b)($) (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders:
2016 Equity Incentive Plan(2)	2,024,011	$4.82	—
2019 Equity Incentive Plan(3)	11,249,534	$38.04	12,911,263
2019 Employee Stock Purchase Plan(4)	—	—	4,751,436
Equity compensation plans not approved by security holders:	—	—	—

Total	13,273,545		17,662,699

(1)	The weighted-average exercise price includes all outstanding stock options but does not include RSUs, which do not have an exercise price.
(2)

Following the adoption of the 2019 Plan, no additional stock awards were granted under the 2016 Plan. Any shares becoming available under the 2016 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2019 Plan.

(3)

The number of shares of common stock reserved for issuance under the 2019 Plan will automatically increase on January 1 of each year, beginning on January 1, 2020, and continuing through and including January 1, 2029, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of the 2019 Plan, an additional 6,661,833 shares were added to the number of available shares effective January 1, 2023, which shares are not reflected in the totals above.

(4)

The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2020, and continuing through and including January 1, 2029, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 2,700,000 shares or (iii) such lesser number of shares determined by the Board. Pursuant to the terms of the ESPP, an additional 1,332,366 shares were added to the number of available shares effective January 1, 2023, which shares are not reflected in the totals above.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

In October 2019 we adopted a written related person transactions policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person, directly or indirectly, are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities, or any affiliate or member of the immediate family of the foregoing.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Nominating and Corporate Governance Committee or, where review by the Nominating and Corporate Governance Committee would be inappropriate due to a conflict of interest, to the Board of Directors or another independent body of the Board of Directors, for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, the Nominating and Corporate Governance Committee, the Board of Directors or another independent body of the Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties under the same or similar circumstances.

Certain Related Person Transactions

The following includes a summary of transactions with related persons since January 1, 2022, to which we have been a party and in which the amount involved in the transaction exceeded $120,000:

Amendments to GSK Collaboration

On May 27, 2022, we entered into an amendment (“Amendment No. 1”) to the definitive collaboration agreement (the “2020 GSK Agreement”) with Glaxo Wellcome UK Limited (“GW”) and GlaxoSmithKline Biologicals S.A. (“GSK Bio”) (as assignee of the 2020 GSK Agreement from Beecham S.A.) (together “GSK”) Beecham S.A. (“Beecham” and together “GSK”).

Pursuant to Amendment No. 1, we and GSK acknowledged that the antibody products that had been licensed to WuXi Biologics (Kong Kong) Limited (“WuXi Biologics”) in mainland China, Hong Kong, Macau and Taiwan and had reverted to us pursuant to the termination of our agreement with WuXi Biologics. We agreed with GSK that they are now included in and governed by the 2020 GSK Agreement, subject to certain amendments relating to sotrovimab.

Under the terms of Amendment No. 1, GSK has the sole right to develop (including to seek, obtain or maintain regulatory approvals), manufacture and commercialize sotrovimab in and for mainland China, Hong Kong, Macau and Taiwan at GSK’s sole cost and expense (other than certain payments for which we remain responsible under certain of our existing agreements with third parties). GSK paid us a one-time upfront payment of $7.0 million in consideration for the rights and licenses granted to GSK under Amendment No. 1. In addition, GSK will be obligated to pay us tiered royalties on net sales of sotrovimab in mainland China, Hong Kong, Macau and Taiwan in percentages ranging from the high teens to the low thirties. Such royalties are payable to us during the term of the 2020 GSK Agreement applicable to the antibody program.

On February 8, 2023, we and GSK entered into Amendment No. 2 and Amendment No. 3 to the 2020 GSK Agreement. Pursuant to Amendment No. 2 to the 2020 GSK Agreement, effective as of March 31, 2022 (the “Effective Date”), we and GSK agreed to remove the program relating to the development and commercialization of vaccine products targeting SARS-CoV-2 and potentially other coronaviruses (the “CoV Vaccine Program”) from the 2020 GSK Agreement, and to wind down and terminate the cost-sharing arrangements and all ongoing activities in relation to the CoV Vaccine Program. As of the Effective Date, the CoV Vaccine Program had not yet advanced to its predefined development candidate stage. We retain the right to progress development of vaccine products directed to SARS-CoV-2 and other coronaviruses independently (including with or for third parties) outside the scope of the 2020 GSK Agreement, subject to the payment of tiered royalties to GSK on net sales of any vaccine products covered by certain GSK intellectual property rights in the low single digits, subject to certain deductions in certain circumstances. Pursuant to Amendment No. 3 to the 2020 GSK Agreement, we and GSK agreed to modify the program relating to the development and commercialization of antibodies targeting SARS-CoV-2 and potentially other coronaviruses to remove from the collaboration all coronavirus antibodies other than sotrovimab and VIR-7832, and certain variants thereof. Sotrovimab and VIR-7832, and certain variants thereof, remain subject to the terms of the 2020 GSK Agreement, and we retain the sole right to progress the development and commercialization of the terminated antibody products independently (including with or for third parties), subject to the payment of tiered royalties to GSK on net sales of such terminated antibody products at percentages ranging from the very low single digits to the mid-single digits, depending on the nature of the antibody product being commercialized, and subject to certain deductions in certain circumstances.

Other Transactions

We have entered into offer letter agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits as well as severance benefits. For a description of these agreements with our named executive officers, see the section titled “Executive Compensation—Agreements with Named Executive Officers.”

We have also granted stock options and restricted stock to our executive officers and certain of our directors. For a description of these equity awards, see the section titled “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. Our amended and restated certificate of incorporation and our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Vir Biotechnology, Inc., Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158 or call us at (415) 906-4324. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Sung Lee

Secretary

April 7, 2023

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is available without charge upon written request to: Secretary, Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158.

VIR BIOTECHNOLOGY, INC. 499 ILLINOIS STREET, SUITE 500 SAN FRANCISCO, CA 94158	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VIR2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05359-P85892                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIR BIOTECHNOLOGY, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	To elect the following four nominees for director to hold office until the 2026 Annual Meeting of Stockholders

	Nominees:			For	Withhold

	1a.	Robert More		☐	☐
	1b.	Janet Napolitano		☐	☐
	1c.	Vicki Sato, Ph.D.		☐	☐
	1d.	Elliott Sigal, M.D., Ph.D.		☐	☐			For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.							☐	☐	☐

3.	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V05360-P85892

VIR BIOTECHNOLOGY, INC.

Annual Meeting of Stockholders

May 19, 2023 11:30 AM PT

This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Marianne De Backer, MSc, Ph.D., MBA and Sung Lee or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIR BIOTECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM PT on May 19, 2023, via the Internet at www.virtualshareholdermeeting.com/VIR2023, including any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxyholders on any other matter that properly comes before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side